EXHIBIT 3.3

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

MAGNACHIP SEMICONDUCTOR LLC

A Delaware Limited Liability Company

Dated as of October 6, 2004

THE SECURITIES REPRESENTED BY THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND, AS SUCH, THEY MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS THE SECURITIES HAVE BEEN QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS SUCH QUALIFICATION AND REGISTRATION IS NOT LEGALLY REQUIRED. TRANSFER OF THE SECURITIES REPRESENTED BY THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT MAY BE FURTHER SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN.

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

DEFINED TERMS

Page
Act	1
Additional Dividends	16
Additional Interests	3
Additional Tax Distribution	37
Adjusted Capital Account Deficit	35
Agreement	1
Appraised Shares Agreement	26
Board of Directors	2
Business Day	6
Business Transfer Agreement	1
Capital Contribution	28
Certificate	1
Code	29
Common Interests	12
Common Unit Original Issue Price	6
Common Units	5
Company	1
CVC Equity Fund	28
Directors	6
Excess Appraisal Funds	26
Excess Appraisal Funds Redemption	26
Excess Appraisal Funds Redemption Date	26
Existing Members	1
First Public Offering	12
FP LP	28
Hynix	1
MagnaChip Korea	1
MagnaChip Luxembourg	2
MagnaChip US	2
Member	4
Membership Interest	4
Non-Consummation Redemption Date	27
Non-Consummation Redemption Price	27
Officers	41
Original Issue Price	17
Overfund	27
Overfund Redemption	27
Overfund Redemption Date	27
Percentage Interest	4
Person	4
Preferred Units	5
Proceeding	45

-iv-

Reg.	29
Regular Tax Distribution	36
Regulations	29
Regulatory Allocations	34
Required Interest	43
Schedule I Members	26
Securities Act	4
Securityholders Agreement	2
Series A Additional Dividends	7
Series A Conversion Date	12
Series A Conversion Ratio	12
Series A Date of Deposit	9
Series A Deposit	9
Series A Dividend Accrual Date	6
Series A Junior Units	7
Series A Mandatory Redemption	8
Series A Mandatory Redemption Closing Date	8
Series A Mandatory Redemption Date	8
Series A Mandatory Redemption Notice	8
Series A Optional Redemption	8
Series A Optional Redemption Date	9
Series A Original Issue Price	8
Series A Preferred Unit Capital Account	30
Series A Preferred Units	5
Series A Redemption Date	9
Series A Redemption Price	9
Series B Additional Dividends	16
Series B Conversion Date	22
Series B Conversion Ratio	21
Series B Date of Deposit	19
Series B Deposit	19
Series B Dividend Accrual Date	15
Series B Junior Units	16
Series B Mandatory Redemption	17
Series B Mandatory Redemption Closing Date	17
Series B Mandatory Redemption Date	17
Series B Mandatory Redemption Notice	17
Series B Optional Redemption	18
Series B Optional Redemption Date	18
Series B Original Issue Price	17
Series B Preferred Unit Capital Account	30
Series B Preferred Units	5
Series B Redemption Date	18
Series B Redemption Price	18
Tax Distributions	36
Tax Matters Partner	47
Transactions	1
Units	5

-v-

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

MAGNACHIP SEMICONDUCTOR LLC

A Delaware Limited Liability Company

THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement“) of MAGNACHIP SEMICONDUCTOR LLC (the “Company“) dated as of October 6, 2004 is entered into by and among the parties listed on Exhibit A attached hereto (the “Existing Members“) and those other Persons (defined below) who become Members (defined below) of the Company from time to time, as hereinafter provided.

ARTICLE I

ORGANIZATION

1.1. Formation; Effective Date. The Company was organized as a Delaware limited liability company on November 26, 2003 by the filing of a certificate of formation (the “Certificate“) with the Office of the Secretary of State of the State of Delaware under and pursuant to the Act (defined below). The Company represents that from the date of organization of the Company until the date hereof, the Company has conducted no business and incurred no liabilities other than in connection with the Transactions and the initial contributions described in Section 3.1(b). The name of the Company was changed from “System Semiconductor Holding LLC” to “MagnaChip Semiconductor LLC” on August 31, 2004 by the filing of a Certificate of Amendment to the Certificate with the Office of the Secretary of State of the State of Delaware under and pursuant to the Act. This Agreement amends and restates the First Amended and Restated Limited Liability Company Operating Agreement of the Company dated as of September 10, 2004, which had amended and restated the Operating Agreement of the Company dated as of June 8, 2004, and shall be deemed effective as of the date hereof. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provisions, this Agreement shall, to the extent permitted by the Act, control. As used herein, (a) “Act“ means the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et.seq.), and any successor statute, as amended from time to time; (b) “Business Transfer Agreement“ means the Business Transfer Agreement, dated as of June 12, 2004, by and between Hynix Semiconductor Inc., a company organized under the laws of the Republic of Korea (“Hynix “), and MagnaChip Semiconductor, Ltd. (“MagnaChip Korea“), a company organized under the laws of the Republic of Korea and an indirect subsidiary of the Company; and (c) “Transactions“ means the transactions contemplated by the Business Transfer Agreement.

1.2. Name. The name of the Company is “MagnaChip Semiconductor LLC” and all Company business must be conducted in that name or in such other names that comply with applicable law as the Board of Directors of the Company (the “Board of Directors“) may select from time to time.

1.3. Registered Agent; Offices. The registered agent and office of the Company required by the Act to be maintained in the State of Delaware shall be the Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 or such other agent or office (which need not be a place of business of the Company) as the Board of Directors may designate from time to time in the manner provided by applicable law. The principal office of the Company shall be located at such place within or without the State of Delaware, and the Company shall maintain such records, as the Board of Directors shall determine from time to time. The Company may have such other offices as the Board of Directors may designate from time to time.

1.4. Purpose

(a) The nature or purpose of the business to be conducted or promoted by the Company is to (i) purchase from time to time and hold equity and/or debt investment interests in MagnaChip Semiconductor S. à r.l., a company organized under the laws of Luxembourg (“MagnaChip Luxembourg“), and MagnaChip Semiconductor, Inc., a Delaware corporation (“MagnaChip US“), any successor to MagnaChip Luxembourg or MagnaChip US or any direct or indirect subsidiary of such entities; (ii) engage in the semiconductor industry or related industries or purchase from time to time and hold equity and/or debt investment interests in entities engaged in such industries; (iii) perform all duties and activities as a controlling stockholder of MagnaChip Luxembourg and MagnaChip US or their respective successors and manage the investments of the Company; (iv) hold for investment, distribute and/or otherwise dispose of cash or property distributed to the Company by MagnaChip Luxembourg or MagnaChip US or otherwise received by the Company in connection with its business; and (v) engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing; in each case subject to Section 9.4. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

(b) Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to, or for the furtherance of, the purposes set forth in Section 1.4(a).

(c) Subject to the provisions of this Agreement and any securityholders agreement that may be entered into from time to time between the Company and some or all of the Members (each a “Securityholders Agreement“), (i) the Company may enter into and perform any and all documents, agreements and instruments contemplated thereby, all without any further act, vote or approval of any Member, (ii) the Board of Directors may authorize any person (including, without limitation, any Member or Officer) to enter into and perform any document on behalf of the Company and (iii) the Company may merge with, or consolidate into, another Delaware limited liability company or other business entity (as defined in the Act).

1.5. Foreign Qualification. The Board of Directors shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction where the nature of its business makes such qualification necessary or desirable; provided that the Board of Directors shall provide to each Member such notice of its intention to so qualify in any jurisdiction outside the United States as is reasonably practicable, which such notice shall contain the name of the jurisdiction and the reason for such qualification to the extent reasonably practicable. Subject to the preceding sentence, at the request of the Board of Directors, each Member shall execute, acknowledge, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

ARTICLE II

MEMBERSHIP INTERESTS

2.1. Existing Members; New Members.

(a) The Existing Members of the Company are designated on Exhibit A. The number of Common Units and Preferred Units owned by each Member, such Member’s Percentage Interest (defined below) of each class of Membership Interests (defined below) and such Member’s Capital Contributions as of the date hereof are set forth on Exhibit A opposite such Member’s name. Each Member’s Membership Interest shall be represented by Units of Membership Interest.

(b) Subject to the applicable provisions of any Securityholders Agreement, and approval by the Board of Directors, the Company shall have the right to issue or sell to any Person (including Members and affiliates of Members) any of the following (which for purposes of this Agreement shall be referred to as “Additional Interests“: (i) additional Common Units, Series A Preferred Units and Series B Preferred Units and (ii) warrants, options, or other rights to purchase or otherwise acquire Common Units, Series A Preferred Units and Series B Preferred Units. Subject to the provisions of this Agreement, the Securityholders Agreements, if any, and approval by the Board of Directors, the Company shall determine the number of each class or series of Units to be issued or sold and the contribution required in connection with the issuance of such Additional Interests. In order for a Person to be admitted as a new Member of the Company with respect to an Additional Interest, with respect to Membership Interests that have been transferred pursuant to this Agreement or otherwise: such Person shall have delivered to the Company a written undertaking in a form acceptable to the Company to be bound by the terms and conditions of this Agreement and the Securityholders Agreements, if any, and shall have delivered such documents and instruments as the Company reasonably determines to be necessary or appropriate in connection with the issuance of such Additional Interest to such Person or the transfer of Membership Interests to such Person or to effect such Person’s admission as a Member. Thereafter, the Secretary of the Company shall amend Exhibit A without the further vote, act or consent of any other Person to reflect such new Person as a Member and shall make available for review a copy of such amended Exhibit A to each Member. Upon the delivery of such documents and instruments, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued such Person’s Membership Interest, including any Units that correspond to and are part of such Membership Interest. Notwithstanding anything herein to the contrary, no Member may transfer its Membership Interests until the closing of the Business Transfer Agreement.

(c) As used herein, the following terms shall have the following meanings:

(i) “Member“ means (a) the Existing Members and (b) any Person hereafter admitted to the Company as a member as provided in this Agreement and the Securityholders Agreements, if any, but does not include any Person who has ceased to be a member in the Company.

(ii) “Membership Interest“ means a Member’s entire interest in the Company, including such Member’s economic interest, the right to vote on or participate in the Company’s management, and the right to receive information concerning the business and affairs of the Company, in each case, to the extent expressly provided in this Agreement or required by the Act.

(iii) “Percentage Interest“ means, with respect to any Member, the percentage of the total number of Units of the class of Units in question owned by such Member.

(iv) “Person“ shall mean an individual, a corporation, partnership, trust, limited liability company, organization, association, government or any department or agency thereof, or any other individual or entity.

2.2. Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member that:

(a) Such Member has full legal right, power and authority (including the due authorization by all necessary corporate, limited liability company or partnership action in the case of corporate, limited liability company or partnership Members) to enter into this Agreement and to perform such Member’s obligations hereunder without the need for the consent of any other Person; and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of such Member enforceable against such Member in accordance with the terms hereof.

(b) The Membership Interests are being received by such Member for investment and not with a view to any distribution thereof that would violate the United States Securities Act of 1933, as amended (the “Securities Act“), or the applicable securities laws of any state; and such Member will not distribute the Membership Interests in violation of the Securities Act or the applicable securities laws of any state.

(c) Such Member understands that the Membership Interests have not been registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration becomes or is available.

(d) Such Member is financially able to hold the Membership Interests for long-term investment, believes that the nature and amount of the Membership Interests being acquired are consistent with such Member’s overall investment program and financial position, and recognizes that there are substantial risks involved in acquiring the Membership Interests.

(e) Such Member confirms that (i) such Member is familiar with the business of the Company, (ii) such Member has had the opportunity to ask questions about the Company and to obtain (and that such Member has received to its satisfaction) such information about the business and financial condition of the Company as such Member has reasonably requested, and (iii) such Member, either alone or with such Member’s representative (as defined in Rule 501(h) promulgated under the Securities Act), if any, has such knowledge and experience in financial and business matters that such Member is capable of evaluating the merits and risks of the prospective investment in the Membership Interests.

(f) Such Member acknowledges and agrees that such Member’s Membership Interests can not be sold, assigned, transferred, exchanged or otherwise disposed of except in compliance with the terms of the Securityholders Agreement, if any, to which such Member is bound.

2.3. Membership Interests; Certification. The Membership Interests shall be divided into three classes of Units consisting of units of Common Membership Interests (the “Common Units“), units of Series A Preferred Membership Interests (the “Series A Preferred Units“) and units of Series B Preferred Membership Interests (the “Series B Preferred Units“ and, together with the Series A Preferred Units, the “Preferred Units“ and, together with Series A Preferred Units and the Common Units, the “Units“). As of the date hereof, and after giving effect to the transactions contemplated hereby, there shall be authorized (i) 65,000,000 Common Units, of which 49,713,285.6800 will be issued and outstanding, (ii) 60,000 Series A Preferred Units, of which 49,727.2033 will be issued and outstanding, and (iii) 550,000 Series B Preferred Units, of which 447,419.5533 will be issued and outstanding. The Company may, in its discretion, issue certificates to the Members representing the Units of Membership Interests held by each Member. To the extent that the holder of a Unit is required by the other provisions of this Agreement to deliver or surrender such holder’s certificates representing Units, then, in the event that the Units are not certificated by the Company, the Company will provide a form to be completed and delivered by such holder in lieu thereof.

2.4. Common Units. Except as otherwise provided herein, all Common Units shall be identical and shall entitle the holders thereof to the same rights and privileges.

(a) Dividends. Holders of Common Units shall be entitled to receive ratably on a per unit basis such dividends as may be declared by the Board of Directors.

(b) Voting Rights of Common Units. Subject to the applicable provisions of any Securityholders Agreement, the holders of Common Units shall have the general right to vote for all purposes, including the election of directors of the Board of Directors of the Company (“Directors“), as provided by applicable law. Each holder of Common Units shall be entitled to one vote for each unit thereof held. There shall be no cumulative voting.

(c) Distribution of Assets. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Common Units shall be entitled to receive all of the remaining assets of the Company available for distribution to its members after all amounts to which the holders of Series A Preferred Units and Series B Preferred Units are entitled have been paid or set aside in cash for payment.

(d) Common Unit Original Issue Price. The “Common Unit Original Issue Price“ is equal to $1.00 per Common Unit.

2.5. Series A Preferred Units

(a) Accrual and Payment of Dividends.

(i) The holders of Series A Preferred Units shall be entitled to receive, subject to Section 18-607 of the Act, when, as and if declared by the Board of Directors, cumulative cash dividends at the rate of 14% per unit per annum on the Series A Original Issue Price, compounded semi-annually.

(ii) Such dividends shall be payable in semi-annual installments in arrears commencing March 15, 2005 and thereafter on the fifteenth day of March and September (unless such day is not a Business Day (defined below) in which event on the last preceding Business Day) in each such year (hereinafter referred to as a “Series A Dividend Accrual Date“). Each such dividend on Series A Preferred Units when paid shall be payable to holders of record as they appear on the books of the Company on the date established by the Board of Directors of the Company as the record date for the payment of such dividend (which record date shall not precede the date upon which the resolution fixing such record date is adopted and which record date shall be not more than sixty days prior to such action). If no record date is fixed, the record date for determining holders for such purpose shall be at the close of business on the date on which the Board of Directors adopts the resolution relating to such dividend payment. Dividends with respect to any Series A Preferred Units shall accrue (whether or not earned or declared) from the date of issuance of such units. As used herein, “Business Day“ means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Delaware are closed.

(iii) Such dividends on the Series A Preferred Units shall be cumulative, whether or not earned or declared, so that if at any time full cumulative dividends at the rate aforesaid on all Series A Preferred Units then outstanding to the end of the semi-annual dividend period next preceding such time shall not have been paid, the amount of the deficiency shall be paid before any sum shall be set aside for or applied by the Company to the purchase, redemption or other acquisition for value of any Series A Junior Units (defined below) (either pursuant to any applicable sinking fund requirement or otherwise) or any dividend or other distribution shall be paid or declared and set apart for payment on any Series A Junior Units (other than a dividend payable in Series A Junior Units); provided, however, that the foregoing shall not prohibit the

Company from repurchasing Series A Junior Units from a former employee of the Company (or a subsidiary of the Company) where such repurchase arises from the Company’s option to repurchase such units upon termination of such employee’s employment with the Company (or a subsidiary) pursuant to a written plan or written agreement between the Company and such employee or from the Company’s obligation to repurchase such units pursuant to Sections 2.11, 2.12 or 2.13. As used herein, “Series A Junior Units“ means any series or class of the membership interests of the Company now or hereafter authorized or issued by the Company, including any series or class of preferred units, ranking junior to the Series A Preferred Units with respect to dividends or distributions or upon the liquidation, distribution of assets, dissolution or winding-up of the Company, including without limitation the Series B Preferred Units and the Common Units. Accrued dividends on the Series A Preferred Units if not paid on the first or any subsequent Series A Dividend Accrual Date following accrual shall thereafter accrue additional dividends in respect thereof (the “Series A Additional Dividends“), compounded semi-annually, at the rate of 14% per annum on the amount of such accrued dividends.

(iv) When dividends are not paid in full upon the Series A Preferred Units and any other units ranking on a parity as to dividends with the Series A Preferred Units, all dividends paid upon Series A Preferred Units and any other units ranking on a parity as to dividends with the Series A Preferred Units shall be paid pro rata so that in all cases the amount of dividends paid per unit on the Series A Preferred Units and such other units shall bear the same ratio that accrued dividends per unit (including Series A Additional Dividends) on the Series A Preferred Units and such other units bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the Series A Preferred Units have been paid, no dividends shall be declared or set aside for payment upon any other units of the Company ranking on a parity with the Series A Preferred Units as to dividends.

(v) A semi-annual dividend period shall commence on the day following a Series A Dividend Accrual Date and shall end on the next succeeding Series A Dividend Accrual Date.

(b) Voting Rights. Subject to the applicable provisions of any Securityholders Agreement, except as required by applicable law and except for any voting by the holders of Series A Preferred Units as part of a separate class or series pursuant to Section 2.5(e) or any other provision of this Agreement, no holder of Series A Preferred Units, as such holder, shall be entitled to vote on any matter submitted to a vote of the Members. On any matters on which the holders of the Series A Preferred Units shall be entitled to vote, they shall be entitled to one vote for each unit held. Except as otherwise required by law or as otherwise provided herein, the holders of Series A Preferred Units shall not be entitled to notice of any meeting of Members.

(c) Redemption Rights.

(i) If any outstanding Series A Preferred Units remain outstanding on the 9th anniversary after issuance of the Series A Preferred Units (the “Series A Mandatory Redemption Date“), then the holders of a majority of the then outstanding Series A Preferred Units shall have the right to elect to have the Company redeem all outstanding Series A Preferred Units from funds legally available therefor, in the manner provided in this Section 2.5(c), at a price per unit equal to $1,000 (the “Series A Original Issue Price“) plus an amount per unit equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Series A Additional Dividends) to the Series A Mandatory Redemption Closing Date (defined below) (such redemption, a “Series A Mandatory Redemption“). Notice of such an election by holders of Series A Preferred Units (the “Series A Mandatory Redemption Notice“) shall be given by such holders to the Company at least 90 days prior to the date redemption is desired (the “Series A Mandatory Redemption Closing Date“). In the event that the Company makes an affirmative election to be treated as a corporation for Federal income tax purposes or the Company is converted to a corporation under Delaware (or other state) law, whether by operation of law, merger or otherwise, then the Company shall have the right to extend the Series A Mandatory Redemption Date to a date that is twenty years and one day past the date of the resulting issuance of the preferred stock of the resulting corporation or the date of the deemed or actual conversion (or exchange) of the Series A Preferred Units into (or for) preferred stock of the resulting corporation, whichever is applicable.

(ii) The Series A Preferred Units may be redeemed from funds legally available therefor, in whole or in part, at the election of the Company, expressed by resolution of the Board of Directors, at any time and from time to time at a price per unit equal to the Series A Original Issue Price plus an amount per unit equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Series A Additional Dividends and all dividends which have accrued since the most recent Series A Dividend Accrual Date) to the date of such optional redemption (such redemption, a “Series A Optional Redemption“); provided that in the event that the Company makes an affirmative election to be treated as a corporation for Federal income tax purposes or the Company is converted to a corporation under Delaware (or other state) law, whether by operation of law, merger or otherwise, then the Company shall have no right to make a Series A Optional Redemption until the date that is twenty years and one day past the date of the resulting issuance of the preferred stock of the resulting corporation or the date of the deemed or actual conversion (or exchange) of the Series A Preferred Units into (or for) preferred stock of the resulting corporation, whichever is applicable. The date of any Series A Optional Redemption is hereinafter referred to as a “Series A Optional Redemption Date.”

(iii) The aggregate amount of any redemption pursuant to paragraph (i) or (ii) above is hereinafter referred to as the “Series A Redemption Price“ with respect to such redemption. Each of the Series A Mandatory Redemption Closing Date and the date of any Series A Optional Redemption is hereinafter referred to individually as a “Series A Redemption Date.”

(iv) Any redemption pursuant to this Section 2.5(c) shall be accomplished in the manner and with the effect as set forth in this Section 2.5(c). In the event that a Series A Mandatory Redemption Notice is given or the Company elects to make a Series A Optional Redemption, notice of the redemption of Series A Preferred Units shall be sent to each holder of record, at the close of business on the Business Day on which the Series A Mandatory Redemption Notice is given in the case of a Series A Mandatory Redemption, or on the record date for such redemption in the case of a Series A Optional Redemption, at such holder’s address as the same appears on the books of the Company not less than ten (10) days and not more than sixty (60) days prior to the Series A Redemption Date. Each such notice shall state (A) the Series A Redemption Date, (B) whether the redemption is a Series A Mandatory Redemption or Series A Optional Redemption, (C) the place or places where such units are to be surrendered, (D) that the holder is to surrender the units at the place of redemption and (E) that dividends on the Series A Preferred Units shall cease to accrue on the Series A Redemption Date. If less than all the outstanding Series A Preferred Units are to be redeemed, the selection of units for redemption shall be made pro rata and the notice of redemption to a holder shall state the number of Series A Preferred Units of such holder to be redeemed. The portion of the applicable Series A Redemption Price to which each holder of record of the Series A Preferred Units to be redeemed is entitled shall be delivered to the holder at the holder’s address as the same appears on the books of the Company; provided, however, that the full amount of the applicable Series A Redemption Price may instead be deposited (such deposit, the “Series A Deposit“) on or before the applicable Series A Redemption Date in trust for the account of the holders of Series A Preferred Units entitled thereto with a bank or trust company in good standing doing business in the State of New York and having capital and surplus of at least $100,000,000 (the date of such deposit being hereinafter referred to as the “Series A Date of Deposit“). Notice of the date on which, and the name and address of the bank or trust company with which, the Series A Deposit has or will be made shall be included in the notice of redemption.

(v) On and after the applicable Series A Redemption Date (unless default shall be made by the Company in providing money for the payment of the Series A Redemption Price pursuant to the notice of redemption), or if the Company shall make a Series A Deposit on or before the date specified therefor in the notice of redemption, then on and after the Series A Date of Deposit (provided notice of redemption has been duly given), all dividends on the Series A Preferred Units so called for redemption shall cease to accrue, and the notice of redemption shall so state, and, notwithstanding that any certificate for Series A Preferred Units is not surrendered for cancellation, the units represented thereby shall no longer be deemed outstanding and all rights of the holders thereof of the Company shall cease and terminate, except the right to receive the Series A Redemption Price (without interest) as hereinafter provided.

(vi) At any time on or after the applicable Series A Redemption Date, or if the Company shall make a Series A Deposit prior to the Series A Redemption Date, then at any time on or after the Series A Date of Deposit, which time shall be specified by the Company in the notice of redemption and which shall not be later than the applicable Series A Redemption Date, the holders of record of the Series A Preferred Units to be redeemed shall be entitled to receive the Series A Redemption Price upon actual delivery to the Company, or in the case of a Series A Deposit, then the bank or trust company with which such Series A Deposit shall be made, of certificates for the units to be redeemed, such certificates, if required, to be duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank. The making of such delivery to the Company or any such bank or trust company (as applicable) shall not relieve the Company of liability for payment of the Series A Redemption Price.

(vii) Any Series A Deposit funds which remain unclaimed by the holders of such Series A Preferred Units at the end of two (2) years after the Series A Redemption Date shall be paid by the bank or trust company to the Company, which shall thereafter, to the extent of the money so repaid, be liable for the payment of the Series A Redemption Price. Any interest accrued on any Series A Deposit shall be paid to the Company from time to time.

(viii) Notwithstanding anything to the contrary set forth herein, the amounts paid to each holder of Series A Preferred Units under this Section 2.5(c) shall not be in excess of the positive balance in the Series A Preferred Unit Capital Account of such holder (after taking into account any allocation of income, gain, loss or deductions pursuant to Article IV of this Agreement).

(d) Preference Rights on Liquidation.

(i) In the event that the Company shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after all creditors of the Company shall have been paid in full, the holders of the Series A Preferred Units shall be entitled to receive, out of the assets of the Company legally available for distribution to its members, whether from capital, surplus or earnings, before any amount shall be paid to the holders of any Series A Junior Units, an amount equal to the Series A Original Issue Price in cash per unit plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Series A Additional Dividends) to the date of final distribution, and no more. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the net assets of the Company shall be insufficient to pay the holders of all outstanding Series A Preferred Units and of any units ranking on a parity with the Series A Preferred Units the full amounts to which they respectively shall be entitled, such assets, or the proceeds thereof, shall be distributed ratably among the holders of the Series A Preferred Units and any units ranking on a parity with the Series A Preferred Units in accordance with the amounts which would be payable on such distribution if the amount to which the holders of the Series A Preferred Units and of any units ranking on a parity with the Series A Preferred Unit are entitled were paid in full. Holders of Series A Preferred Units shall not be entitled, upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, to receive any amounts with respect to such units other than the amounts referred to in this Section 2.5(d)(i).

(ii) Neither the purchase nor redemption by the Company of any class of units in any manner permitted by the Certificate or any amendment thereof, this Agreement or the Securityholders Agreements, if any, nor the merger or consolidation of the Company with or into any other business entity (as defined in the Act), nor the conversion of the Company into a corporation under Delaware (or other state) law, nor a sale, exchange, conveyance, transfer or lease of all or substantially all of the Company’s assets shall be deemed to be a liquidation, dissolution or winding up of the Company for the purposes of this Section 2.5(d); provided, however, that any consolidation or merger of the Company in which the Company is not the surviving entity shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section 2.5(d) if, (A) in connection therewith, the holders of Series A Junior Units of the Company receive as consideration, whether in whole or in part, for such Series A Junior Units (1) cash, (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock or units of the surviving entity which ranks on a parity with or senior to the preferred stock or units received by holders of the Series A Preferred Units with respect to liquidation or dividends or (B) the holders of the Series A Preferred Units do not receive preferred stock or units of the surviving entity with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Series A Preferred Units.

(iii) Notwithstanding anything to the contrary set forth in this Section 2.5(d), the amounts distributed under this Section 2.5(d) shall not be in excess of that which would be distributed to the holders of the Series A Preferred Units pursuant to Section 11.2(c) (after taking into account any allocation of income, gain, loss or deductions pursuant to Article IV of this Agreement).

(e) Other Rights. Subject to the applicable provisions of any Securityholders Agreement, without the written consent of the holders of a majority of the outstanding units of Series A Preferred Units or the vote of the holders of a majority of the outstanding units of Series A Preferred Units at a meeting of the holders of Series A Preferred Units called for such purpose, the Company shall not amend, alter or repeal any provision of the Company’s Certificate or this Agreement so as to adversely affect the relative rights and preferences of the Series A Preferred Units; provided however, that any such amendment that changes the dividend payable on the Series A Preferred Units shall require the affirmative vote of the holder of each unit of Series A Preferred Units at a meeting of such holders called for such purpose or the written consent of the holder of each such unit of Series A Preferred Units; provided further, that in no event will the issuance of any series of preferred Units that is senior to, on a parity with or junior to the Series A Preferred Units or has a redemption date earlier than the Series A Preferred Units be deemed to adversely affect the rights and preferences of the Series A Preferred Units.

(f) Acknowledgement. Each holder of Series A Preferred Units, by acceptance thereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, and redemption and repurchase of, such securities by the Company are subject to restrictions contained in certain credit and financing agreements of the Company.

(g) Conversion.

(i) The Series A Preferred Units may be converted, at the Company’s option upon or concurrently with the first underwritten public offering of the Common Units (such Common Units or securities into which the Common Units have been converted or changed, “Common Interests“) of the Company, pursuant to an effective registration statement under the Securities Act other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form, provided that the proceeds of such public offering amounts to at least $30,000,000 in gross proceeds to the Company, after the date hereof (“First Public Offering“), in whole or in part, into fully paid and non-assessable Common Interests. The number of Common Interests deliverable upon conversion of a Series A Preferred Unit, adjusted as hereinafter provided, is referred to herein as the “Conversion Ratio.” The Series A Conversion Ratio is an amount equal to the Series A Original Issue Price per Series A Preferred Unit plus an amount per Series A Preferred Unit equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Series A Additional Dividends and all dividends which have accrued since the most recent Series A Dividend Accrual Date) to the date of the consummation of the First Public Offering (the “Series A Conversion Date“), divided by the per Common Interest price to the public (less underwriting discounts and commissions) for Common Interests in the Company’s First Public Offering. If less than all the Series A Preferred Units are to be converted, the selection of Series A Preferred Units to be converted shall be pro rata.

(ii) If the Company does not elect to convert all of the Series A Preferred Units into Common Interests pursuant to paragraph (i), each holder of Series A Preferred Units may convert such holder’s Series A Preferred Units, at such holder’s option upon or concurrently with the Company’s First Public Offering, in whole or in part, into fully paid and non-assessable Common Interests. The number of Common Interests deliverable upon conversion of a Series A Preferred Unit, adjusted as hereinafter provided, shall equal the Series A Conversion Ratio.

(h) Conversion Procedure.

(i) Any conversion pursuant to paragraph (g) shall be accomplished in the manner and with the effect as set forth in this paragraph (h).

(ii) Notice of the conversion of Series A Preferred Units pursuant to paragraph (g)(i) shall be given by first class mail to each holder of record on the record date for such conversion at such holder’s address as the same appears on the books of the Company not less than fifteen (15) days and not more than sixty (60) days prior to the Series A Conversion Date. Each such notice shall state: (A) in the case of any conversion, whether all or less than all the outstanding Series A Preferred Units are to be converted and the total number of such Series A Preferred Units being converted, (B) the number of Series A Preferred Units held by the holder that the Company will convert, (C) the Series A Conversion Date and the procedure pursuant to which the price will be determined, at which such price Series A Preferred Units will be converted, (D) that the holder is to surrender to the Company, in the manner and at the place designated, its certificates representing the Series A Preferred Units to be converted, (E) that dividends on the Series A Preferred Units to be converted will cease to accrue on such Series A Conversion Date and (F) that the conversion will not occur without further notice unless the Series A Conversion Date occurs within sixty (60) days of the date of such notice.

(iii) If the Company does not elect to convert all of the Series A Preferred Units into Common Interests pursuant to paragraph (g)(i), notice of the Company’s First Public Offering shall be given by first class mail to each holder of record of Series A Preferred Units at such holder’s address as the same appears on the books of the Company not less than fifteen (15) days and not more than sixty (60) days prior to the Series A Conversion Date. Each such notice shall state: (A) that each holder of Series A Preferred Units may convert all or any portion of such holder’s Series A Preferred Units in connection with the Company’s First Public Offering upon written notice to the Company within fifteen (15) days of the date of the Company’s notice, (B) the Series A Conversion Date and the procedure pursuant to which the price will be determined, at which such price the Series A Preferred Units will be converted if such holder decides to convert any Series A Preferred Units, (C) that if such holder decides to convert any Series A Preferred Units, the holder is to surrender to the Company, in the manner and at the place designated, its certificates representing the Series A Preferred Units to be converted, (E) that if such holder decides to convert any Series A Preferred Units, dividends on the Series A Preferred Units to be converted will cease to accrue on such Series A Conversion Date and (F) that the conversion will not occur without further notice unless the Series A Conversion Date occurs within sixty (60) days of the date of such notice. If a holder of Series A Preferred Units elects to convert such holder’s Series A Preferred Units, such holder shall give notice to the Company of such holder’s election to convert within fifteen (15) days of the date of the Company’s notice. Each notice by a converting holder shall (i) state whether all or less than all the outstanding Series A Preferred Units held by such holder are to be converted and the total number of such Series A Preferred Units being converted and (ii) be accompanied by the unit certificate or certificates, if any, representing the Series A Preferred Units to be converted.

(iv) The holder of the Series A Preferred Units to be converted shall surrender the certificate or certificates representing such Series A Preferred Units at the office of the Company. Unless the Common Interests issuable on conversion are to be issued in the same name as the name in which such Series A Preferred Units are registered, each Series A Preferred Unit surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder or the holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax. As promptly as practicable after the surrender by the holder of the certificates for Series A Preferred Units as aforesaid, the Company shall issue and shall deliver to such holder, or on the holder’s written order to the holder’s transferee, a certificate or certificates for the whole number of Common Interests issuable upon the conversion of such Series A Preferred Units in accordance with the provisions of paragraph (g). If less than all the Series A Preferred Units represented by one unit certificate are to be converted, the Company shall issue a new unit certificate for the Series A Preferred Units not converted. The conversion shall be deemed to have been effected immediately prior to the close of business on the Series A Conversion Date, and the person in whose name or names any certificate or certificates for Common Interests shall be issuable upon such conversion shall be deemed to have become the holder of record of the Common Interests represented thereby at such time on such date and such conversion shall be into a number of Common Interests equal to the product of the number of Series A Preferred Units surrendered times the Series A Conversion Ratio in effect at such time on such date. All Common Interests delivered upon conversion of the Series A Preferred Units will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights. Whether or not the unit certificates representing Series A Preferred Units are surrendered, such Series A Preferred Units shall no longer be deemed to be outstanding and all rights of a holder with respect to such Series A Preferred Units surrendered for conversion shall immediately terminate except the right to receive the Common Interests.

(v) Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Series A Preferred Units, the Company shall comply with all applicable federal and state laws and regulations which require action to be taken by the Company.

(vi) The Company will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Interests on conversion of the Series A Preferred Units pursuant hereto; provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Interests in a name other than that of the holder of the Series A Preferred Units to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(vii) In connection with the conversion of any Series A Preferred Units, no fractions of Common Interests shall be issued, but in lieu thereof the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the per Common Interest price to the public (less underwriting discounts and commissions) in the Company’s First Public Offering.

(viii) The Company shall not be required to honor any request to register a transfer or exchange of the Series A Preferred Units from the time notice has been given of the conversion or the right to convert to the Series A Conversion Date.

2.6. Series B Preferred Units

(a) Accrual and Payment of Dividends.

(i) The holders of Series B Preferred Units shall be entitled to receive, subject to Section 18-607 of the Act, when, as and if declared by the Board of Directors, cumulative cash dividends at the rate of 10% per unit per annum on the Series B Original Issue Price, compounded semi-annually.

(ii) Such dividends shall be payable in semi-annual installments in arrears commencing March 15, 2005 and thereafter on the fifteenth day of March and September (unless such day is not a Business Day in which event on the last preceding Business Day) in each such year (hereinafter referred to as a “Series B Dividend Accrual Date“). Each such dividend on Series B Preferred Units when paid shall be payable to holders of record as they appear on the books of the Company on the date established by the Board of Directors of the Company as the record date for the payment of such dividend (which record date shall not precede the date upon which the resolution fixing such record date is adopted and which record date shall be not more than sixty days prior to such action). If no record date is fixed, the record date for determining holders for such purpose shall be at the close of business on the date on which the Board of Directors adopts the resolution relating to such dividend payment. Dividends with respect to any Series B Preferred Units shall accrue (whether or not earned or declared) from the date of issuance of such units.

(iii) Such dividends on the Series B Preferred Units shall be cumulative, whether or not earned or declared, so that if at any time full cumulative dividends at the rate aforesaid on all Series B Preferred Units then outstanding to the end of the semi-annual dividend period next preceding such time shall not have been paid, the amount of the deficiency shall be paid before any sum shall be set aside for or applied by the Company to the purchase, redemption or other acquisition for value of any Series B Junior Units (defined below) (either pursuant to any applicable sinking fund requirement or otherwise) or any dividend or other distribution shall be paid or declared and set apart for payment on any Series B Junior Units (other than a dividend payable in Series B

Junior Units); provided, however, that the foregoing shall not prohibit the Company from repurchasing Series B Junior Units from a former employee of the Company (or a subsidiary of the Company) where such repurchase arises from the Company’s option to repurchase such units upon termination of such employee’s employment with the Company (or a subsidiary) pursuant to a written plan or written agreement between the Company and such employee or from the Company’s obligation to repurchase such units pursuant to Sections 2.11, 2.12 or 2.13. As used herein, “Series B Junior Units“ means any series or class of the membership interests of the Company now or hereafter authorized or issued by the Company, including any series or class of preferred units, ranking junior to the Series B Preferred Units with respect to dividends or distributions or upon the liquidation, distribution of assets, dissolution or winding-up of the Company, including without limitation the Common Units. Accrued dividends on the Series B Preferred Units if not paid on the first or any subsequent Series B Dividend Accrual Date following accrual shall thereafter accrue additional dividends in respect thereof (the “Series B Additional Dividends“ and, together with the Series A Additional Dividends, “Additional Dividends“), compounded semi-annually, at the rate of 10% per annum on the amount of such accrued dividends.

(iv) When dividends are not paid in full upon the Series B Preferred Units and any other units ranking on a parity as to dividends with the Series B Preferred Units, all dividends paid upon Series B Preferred Units and any other units ranking on a parity as to dividends with the Series B Preferred Units shall be paid pro rata so that in all cases the amount of dividends paid per unit on the Series B Preferred Units and such other units shall bear the same ratio that accrued dividends per unit (including Series B Additional Dividends) on the Series B Preferred Units and such other units bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the Series B Preferred Units have been paid, no dividends shall be declared or set aside for payment upon any other units of the Company ranking on a parity with the Series B Preferred Units as to dividends.

(v) A semi-annual dividend period shall commence on the day following a Series B Dividend Accrual Date and shall end on the next succeeding Series B Dividend Accrual Date.

(b) Voting Rights. Subject to the applicable provisions of any Securityholders Agreement, except as required by applicable law and except for any voting by the holders of Series B Preferred Units as part of a separate class or series pursuant to Section 2.6(e) or any other provision of this Agreement, no holder of Series B Preferred Units, as such holder, shall be entitled to vote on any matter submitted to a vote of the Members. On any matters on which the holders of the Series B Preferred Units shall be entitled to vote, they shall be entitled to one vote for each unit held. Except as otherwise required by law or as otherwise provided herein, the holders of Series B Preferred Units shall not be entitled to notice of any meeting of Members.

(c) Redemption Rights.

(i) If any outstanding Series B Preferred Units remain outstanding on the 14th anniversary after issuance of the Series B Preferred Units (the “Series B Mandatory Redemption Date“), then the holders of a majority of the then outstanding Series B Preferred Units shall have the right to elect to have the Company redeem all outstanding Series B Preferred Units from funds legally available therefor, in the manner provided in this Section 2.6(c), at a price per unit equal to $1,000 (the “Series B Original Issue Price“ and, together with the Series A Original Issue Price and the Common Unit Original Issue Price, the “Original Issue Price“) plus an amount per unit equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Series B Additional Dividends) to the Series B Mandatory Redemption Closing Date (defined below) (such redemption, a “Series B Mandatory Redemption“). Notice of such an election by holders of Series B Preferred Units (the “Series B Mandatory Redemption Notice“) shall be given by such holders to the Company at least 90 days prior to the date redemption is desired (the “Series B Mandatory Redemption Closing Date“). In the event that the Company makes an affirmative election to be treated as a corporation for Federal income tax purposes or the Company is converted to a corporation under Delaware (or other state) law, whether by operation of law, merger or otherwise, then the Company shall have the right to extend the Series B Mandatory Redemption Date to a date that is twenty years and one day past the date of the resulting issuance of the preferred stock of the resulting corporation or the date of the deemed or actual conversion (or exchange) of the Series B Preferred Units into (or for) preferred stock of the resulting corporation, whichever is applicable. Notwithstanding anything to the contrary set forth herein, the holders of Series B Preferred Units shall not be entitled to exercise the redemption rights described in this Section 2.6(c)(i) during the time any Series A Preferred Units remain outstanding.

(ii) The Series B Preferred Units may be redeemed from funds legally available therefor, in whole or in part, at the election of the Company, expressed by resolution of the Board of Directors, at any time and from time to time at a price per unit equal to the Series B Original Issue Price plus an amount per unit equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Series B Additional Dividends and all dividends which have accrued since the most recent Series B Dividend Accrual Date) to the date of such optional redemption (such redemption, a “Series B Optional Redemption“); provided that in the event that the Company makes an affirmative election to be treated as a corporation for Federal income tax purposes or the Company is converted to a corporation under Delaware (or other state) law, whether by operation of law, merger or otherwise, then the Company shall have no right to make a Series B Optional Redemption until the date that is twenty years and one day past the date of the resulting issuance of the preferred stock of the resulting corporation or the date of the deemed or actual conversion (or exchange) of the Series B Preferred Units into (or for) preferred stock of the resulting corporation, whichever is applicable. The date of any Series B Optional Redemption is hereinafter referred to as a “Series B Optional Redemption Date.”

(iii) The aggregate amount of any redemption pursuant to paragraph (i) or (ii) above is hereinafter referred to as the “Series B Redemption Price“ with respect to such redemption. Each of the Series B Mandatory Redemption Closing Date and the date of any Series B Optional Redemption is hereinafter referred to individually as a “Series B Redemption Date.”

(iv) Any redemption pursuant to this Section 2.6(c) shall be accomplished in the manner and with the effect as set forth in this Section 2.6(c). In the event that a Series B Mandatory Redemption Notice is given or the Company elects to make a Series B Optional Redemption, notice of the redemption of Series B Preferred Units shall be sent to each holder of record, at the close of business on the Business Day on which the Series B Mandatory Redemption Notice is given in the case of a Series B Mandatory Redemption, or on the record date for such redemption in the case of a Series B Optional Redemption, at such holder’s address as the same appears on the books of the Company not less than ten (10) days and not more than sixty (60) days prior to the Series B Redemption Date. Each such notice shall state (A) the Series B Redemption Date, (B) whether the redemption is a Series B Mandatory Redemption or Series B Optional Redemption, (C) the place or places where such units are to be surrendered, (D) that the holder is to surrender the units at the place of redemption and (E) that dividends on the Series B Preferred Units shall cease to accrue on the Series B Redemption Date. If less than all the outstanding Series B Preferred Units are to be redeemed, the selection of units for redemption shall be made pro rata and the notice of redemption to a holder shall state the number of Series B Preferred Units of such holder to be redeemed. The portion of the applicable Series B Redemption Price to which each holder of record of the Series B Preferred Units to be redeemed is entitled shall be delivered to the holder at the holder’s address as the same appears on the books of the Company; provided, however, that the full amount of the applicable Series B Redemption Price may instead be deposited (such deposit, the “Series B Deposit“) on or before the applicable Series B Redemption Date in trust for the account of the holders of Series B Preferred Units entitled thereto with a bank or trust company in good standing doing business in the State of New York and having capital and surplus of at least $100,000,000 (the date of such deposit being hereinafter referred to as the “Series B Date of Deposit“). Notice of the date on which, and the name and address of the bank or trust company with which, the Series B Deposit has or will be made shall be included in the notice of redemption.

(v) On and after the applicable Series B Redemption Date (unless default shall be made by the Company in providing money for the payment of the Series B Redemption Price pursuant to the notice of redemption), or if the Company shall make a Series B Deposit on or before the date specified therefor in the notice of redemption, then on and after the Series B Date of Deposit (provided notice of redemption has been duly given), all dividends on the Series B Preferred

Units so called for redemption shall cease to accrue, and the notice of redemption shall so state, and, notwithstanding that any certificate for Series B Preferred Units is not surrendered for cancellation, the units represented thereby shall no longer be deemed outstanding and all rights of the holders thereof of the Company shall cease and terminate, except the right to receive the Series B Redemption Price (without interest) as hereinafter provided.

(vi) At any time on or after the applicable Series B Redemption Date, or if the Company shall make a Series B Deposit prior to the Series B Redemption Date, then at any time on or after the Series B Date of Deposit, which time shall be specified by the Company in the notice of redemption and which shall not be later than the applicable Series B Redemption Date, the holders of record of the Series B Preferred Units to be redeemed shall be entitled to receive the Series B Redemption Price upon actual delivery to the Company, or in the case of a Series B Deposit, then the bank or trust company with which such Series B Deposit shall be made, of certificates for the units to be redeemed, such certificates, if required, to be duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank. The making of such delivery to the Company or any such bank or trust company (if applicable) shall not relieve the Company of liability for payment of the Series B Redemption Price.

(vii) Any Series B Deposit funds which remain unclaimed by the holders of such Series B Preferred Units at the end of two (2) years after the Series B Redemption Date shall be paid by the bank or trust company to the Company, which shall thereafter, to the extent of the money so repaid, be liable for the payment of the Series B Redemption Price. Any interest accrued on any Series B Deposit shall be paid to the Company from time to time.

(viii) Notwithstanding anything to the contrary set forth herein, the amounts paid to each holder of Series B Preferred Units under this Section 2.6(c) shall not be in excess of the positive balance in the Series B Preferred Unit Capital Account of such holder (after taking into account any allocation of income, gain, loss or deductions pursuant to Article IV of this Agreement).

(d) Preference Rights on Liquidation.

(i) In the event that the Company shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after all creditors of the Company shall have been paid in full and the holders of Series A Preferred Units shall have been paid in full pursuant to Section 2.5(d), the holders of the Series B Preferred Units shall be entitled to receive, out of the assets of the Company legally available for distribution to its members, whether from capital, surplus or earnings, before any amount shall be paid to the holders of any Series B Junior Units, an amount equal to the Series B Original Issue Price in cash per unit plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Series B Additional Dividends) to the date of final distribution, and no more. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the net assets of the Company shall be insufficient to pay the holders of all outstanding Series B Preferred Units and of any units ranking on a parity with the Series B Preferred Units the full amounts to which they respectively shall be entitled, such assets, or the proceeds thereof, shall be distributed ratably among the holders of the Series B Preferred Units and any units ranking on a parity with the Series B Preferred Units in accordance with the amounts which would be payable on such distribution if the amount to which the holders of the Series B Preferred Units and of any units ranking on a parity with the Series B Preferred Units are entitled were paid in full. Holders of Series B Preferred Units shall not be entitled, upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, to receive any amounts with respect to such units other than the amounts referred to in this Section 2.6(d)(i).

(ii) Neither the purchase nor redemption by the Company of any class of units in any manner permitted by the Certificate or any amendment thereof, this Agreement or the Securityholders Agreements, if any, nor the merger or consolidation of the Company with or into any other business entity (as defined in the Act), nor the conversion of the Company into a corporation under Delaware (or other state) law, nor a sale, exchange, conveyance, transfer or lease of all or substantially all of the Company’s assets shall be deemed to be a liquidation, dissolution or winding up of the Company for the purposes of this Section 2.6(d); provided, however, that any consolidation or merger of the Company in which the Company is not the surviving entity shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section 2.6(d) if, (A) in connection therewith, the holders of Series B Junior Units receive as consideration, whether in whole or in part, for such Series B Junior Units (1) cash, (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock or units of the surviving entity which ranks on a parity with or senior to the preferred stock or units received by holders of the Series B Preferred Units with respect to liquidation or dividends or (B) the holders of the Series B Preferred Units do not receive preferred stock or units of the surviving entity with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Series B Preferred Units.

(iii) Notwithstanding anything to the contrary set forth in this Section 2.6(d), the amounts distributed under this Section 2.6(d) shall not be in excess of that which would be distributed to the holders of the Series B Preferred Units pursuant to Section 11.2(c) (after taking into account any allocation of income, gain, loss or deductions pursuant to Article IV of this Agreement).

(e) Other Rights. Subject to the applicable provisions of any Securityholders Agreement, without the written consent of the holders of a majority of the outstanding units of Series B Preferred Units or the vote of the holders of a majority of the outstanding units of Series B Preferred Units at a meeting of the holders of Series B Preferred Units called for such purpose, the Company shall not amend, alter or repeal any provision of the Company’s Certificate or this

Agreement so as to adversely affect the relative rights and preferences of the Series B Preferred Units; provided however, that any such amendment that changes the dividend payable on the Series B Preferred Units shall require the affirmative vote of the holder of each unit of Series B Preferred Units at a meeting of such holders called for such purpose or the written consent of the holder of each such unit of Series B Preferred Units; provided further, that in no event will the issuance of any series of preferred Units that is senior to, on a parity with or junior to the Series B Preferred Units or has a redemption date earlier than the Series B Preferred Units be deemed to adversely affect the rights and preferences of the Series B Preferred Units.

(f) Acknowledgement. Each holder of Series B Preferred Units, by acceptance thereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, and redemption and repurchase of, such securities by the Company are subject to restrictions contained in certain credit and financing agreements of the Company.

(g) Conversion.

(i) The Series B Preferred Units may be converted, at the Company’s option upon or concurrently with the First Public Offering of the Common Interests of the Company, in whole or in part, into fully paid and non-assessable Common Interests. The number of Common Interests deliverable upon conversion of a Series B Preferred Unit, adjusted as hereinafter provided, is referred to herein as the “Conversion Ratio.” The Series B Conversion Ratio is an amount equal to the Series B Original Issue Price per Series B Preferred Unit plus an amount per Series B Preferred Unit equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including Series B Additional Dividends and all dividends which have accrued since the most recent Series B Dividend Accrual Date) to the date of the consummation of the First Public Offering (the “Series B Conversion Date“), divided by the per Common Interest price to the public (less underwriting discounts and commissions) for Common Interests in the Company’s First Public Offering. If less than all the Series B Preferred Units are to be converted, the selection of Series B Preferred Units to be converted shall be pro rata.

(ii) If the Company does not elect to convert all of the Series B Preferred Units into Common Interests pursuant to paragraph (i), each holder of Series B Preferred Units may convert such holder’s Series B Preferred Units, at such holder’s option upon or concurrently with the Company’s First Public Offering, in whole or in part, into fully paid and non-assessable Common Interests. The number of Common Interests deliverable upon conversion of a Series B Preferred Unit, adjusted as hereinafter provided, shall equal the Series B Conversion Ratio.

(h) Conversion Procedure.

(i) Any conversion pursuant to paragraph (g) shall be accomplished in the manner and with the effect as set forth in this paragraph (h).

(ii) Notice of the conversion of Series B Preferred Units pursuant to paragraph (g)(i) shall be given by first class mail to each holder of record on the record date for such conversion at such holder’s address as the same appears on the books of the Company not less than fifteen (15) days and not more than sixty (60) days prior to the Series B Conversion Date. Each such notice shall state: (A) in the case of any conversion, whether all or less than all the outstanding Series B Preferred Units are to be converted and the total number of such Series B Preferred Units being converted, (B) the number of Series B Preferred Units held by the holder that the Company will convert, (C) the Series B Conversion Date and the procedure pursuant to which the price will be determined, at which such price Series B Preferred Units will be converted, (D) that the holder is to surrender to the Company, in the manner and at the place designated, its certificates representing the Series B Preferred Units to be converted, (E) that dividends on the Series B Preferred Units to be converted will cease to accrue on such Series B Conversion Date and (F) that the conversion will not occur without further notice unless the Series B Conversion Date occurs within sixty (60) days of the date of such notice.

(iii) If the Company does not elect to convert all of the Series B Preferred Units into Common Interests pursuant to paragraph (g)(i), notice of the Company’s First Public Offering shall be given by first class mail to each holder of record of Series B Preferred Units at such holder’s address as the same appears on the books of the Company not less than fifteen (15) days and not more than sixty (60) days prior to the Series B Conversion Date. Each such notice shall state: (A) that each holder of Series B Preferred Units may convert all or any portion of such holder’s Series B Preferred Units in connection with the Company’s First Public Offering upon written notice to the Company within fifteen (15) days of the date of the Company’s notice, (B) the Series B Conversion Date and the procedure pursuant to which the price will be determined, at which such price the Series B Preferred Units will be converted if such holder decides to convert any Series B Preferred Units, (C) that if such holder decides to convert any Series B Preferred Units, the holder is to surrender to the Company, in the manner and at the place designated, its certificates representing the Series B Preferred Units to be converted, (E) that if such holder decides to convert any Series B Preferred Units, dividends on the Series B Preferred Units to be converted will cease to accrue on such Series B Conversion Date and (F) that the conversion will not occur without further notice unless the Series B Conversion Date occurs within sixty (60) days of the date of such notice. If a holder of Series B Preferred Units elects to convert such holder’s Series B Preferred Units, such holder shall give notice to the Company of such holder’s election to convert within fifteen (15) days of the date of the Company’s notice. Each notice by a converting holder shall (i) state whether all or less than all the outstanding Series B Preferred Units held by such holder are to be converted and the total number of such Series B Preferred Units being converted and (ii) be accompanied by the unit certificate or certificates, if any, representing the Series B Preferred Units to be converted.

(iv) The holder of the Series B Preferred Units to be converted shall surrender the certificate or certificates representing such Series B Preferred Units at the office of the Company. Unless the Common Interests issuable on conversion are to be issued in the same name as the name in which such Series B Preferred Units are registered, each Series B Preferred Unit surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder or the holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax. As promptly as practicable after the surrender by the holder of the certificates for Series B Preferred Units as aforesaid, the Company shall issue and shall deliver to such holder, or on the holder’s written order to the holder’s transferee, a certificate or certificates for the whole number of Common Interests issuable upon the conversion of such Series B Preferred Units in accordance with the provisions of paragraph (g). If less than all the Series B Preferred Units represented by one unit certificate are to be converted, the Company shall issue a new unit certificate for the Series B Preferred Units not converted. The conversion shall be deemed to have been effected immediately prior to the close of business on the Series B Conversion Date, and the person in whose name or names any certificate or certificates for Common Interests shall be issuable upon such conversion shall be deemed to have become the holder of record of the Common Interests represented thereby at such time on such date and such conversion shall be into a number of Common Interests equal to the product of the number of Series B Preferred Units surrendered times the Series B Conversion Ratio in effect at such time on such date. All Common Interests delivered upon conversion of the Series B Preferred Units will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights. Whether or not the unit certificates representing Series B Preferred Units are surrendered, such Series B Preferred Units shall no longer be deemed to be outstanding and all rights of a holder with respect to such Series B Preferred Units surrendered for conversion shall immediately terminate except the right to receive the Common Interests.

(v) Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Series B Preferred Units, the Company shall comply with all applicable federal and state laws and regulations which require action to be taken by the Company.

(vi) The Company will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Interests on conversion of the Series B Preferred Units pursuant hereto; provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Interests in a name other than that of the holder of the Series B Preferred Units to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(vii) In connection with the conversion of any Series B Preferred Units, no fractions of Common Interests shall be issued, but in lieu thereof the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the per Common Interest price to the public (less underwriting discounts and commissions) in the Company’s First Public Offering.

(viii) The Company shall not be required to honor any request to register a transfer or exchange of the Series B Preferred Units from the time notice has been given of the conversion or the right to convert to the Series B Conversion Date.

2.7. Information. Each Member shall have the right to access all information to which that Member is entitled to have access pursuant to Section 18-305 of the Act, provided that, such Member provides five days prior written notice to the Company of the materials such Member requests be made available and the purpose for inspecting such materials. Such materials shall be provided at the executive headquarters of the Company during its regular business hours. All expenses of providing the materials requested pursuant to this Section 2.7, including, without limitation, duplicating fees, shall be paid by the Member requesting the information. Anything in this Section to the contrary notwithstanding, the Board of Directors shall have the right to keep confidential from the Members, for such period of time as the Board of Directors deems reasonable, any information which the Board of Directors reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board of Directors in good faith believes is not in the best interest of the Company or could damage the Company or its business or the Company is required by applicable law or by agreement with a third party to keep confidential. Nothing contained in this Section 2.7 shall be deemed to limit the rights of any Member under any Securityholders Agreements to which such Member is a party.

2.8. Liability to Third Parties. Except as to any obligation it may have under the Act to repay funds that may have been wrongfully distributed to it, no Member or Director shall be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court.

2.9. Lack of Authority. No Member has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company; provided that, this Section 2.9 shall not limit the rights of any Director who is also a Member to act in such Member’s capacity as a Director.

2.10. Withdrawal. A Member does not have the right to withdraw from the Company as a Member (except in connection with a transfer of its Membership Units in accordance with this Agreement and the Securityholders Agreements, if any, to which such Member is bound) and any attempt to violate the provisions hereof shall be legally ineffective.

2.11. Excess Appraisal Funds Redemptions.

(a) On the Excess Appraisal Funds Redemption Date (defined below), the Company shall redeem Units of the Schedule I Members (defined below) in an aggregate amount equal to the amount of Excess Appraisal Funds, from funds legally available therefor and in the manner provided in this Section 2.11.

(b) The Units redeemed hereunder shall be redeemed at a price per Unit equal to the Original Issue Price of such Unit plus an amount per Preferred Unit equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including any Additional Dividends), if any, to the Excess Appraisal Funds Redemption Date. The selection of Units for redemption shall include such number of each class or series of Units as shall be determined by the affirmative vote of the holders of a majority of the Units held by the Schedule I Members; provided that a pro rata amount of each class or series of Units so selected shall be redeemed from each Schedule I Member based on such Schedule I Member’s ownership percentage of such Units. The portion of the Excess Appraisal Funds to which each Schedule I Member is entitled shall be delivered to the Schedule I Member at the Schedule I Member’s address as the same appears on the books of the Company. On and after the Excess Appraisal Funds Redemption Date, all dividends, if any, on the Preferred Units so called for redemption shall cease to accrue, and, notwithstanding that any certificate for Units is not surrendered for cancellation, the Units represented thereby shall no longer be deemed outstanding and all rights of the holders thereof of the Company shall cease and terminate.

(c) Notwithstanding anything to the contrary set forth herein, the amounts paid to each Schedule I Member under this Section 2.11 shall not be in excess of the positive balance in the capital account of such Member (after taking into account any allocation of income, gain, loss or deductions pursuant to Article IV of this Agreement).

(d) As used herein, the following terms shall have the following meanings:

(i) “Appraised Shares Agreement“ means that certain Appraised Shares Agreement and Amendment to Business Transfer Agreement to be entered into between Hynix and MagnaChip Korea in connection with the closing of the Business Transfer Agreement.

(ii) “Excess Appraisal Funds“ means 40 billion Korean Won minus the amount MagnaChip Korea has paid Hynix in the aggregate pursuant to Section 1 of the Appraised Shares Agreement (after subtracting from the aggregate amount MagnaChip has paid to Hynix the aggregate amount of any payments made by Hynix to MagnaChip Korea pursuant to Section 1 of the Appraised Shares Agreement).

(iii) “Excess Appraisal Funds Redemption“ means a redemption in accordance with this Section 2.11.

(iv) “Excess Appraisal Funds Redemption Date“ means the date the Company makes an Excess Appraisal Funds Redemption, which such date shall be within 10 Business Days of the date that the total amount of any Excess Appraisal Funds is finally determined.

(v) “Schedule I Members“ means each of the Members listed on Schedule I hereto and any permitted transferees of such Member under any Securityholders Agreement to which such Member is bound.

2.12. Overfund Redemptions.

(a) At any time and from time to time, the Company may redeem Units of the Schedule I Members up to an aggregate amount equal to the Overfund (defined below), from funds legally available therefor and in the manner provided in this Section 2.12.

(b) The Units redeemed hereunder shall be redeemed at a price per Unit equal to the Original Issue Price of such Unit plus an amount per Preferred Unit equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon (including any Additional Dividends), if any, to the Overfund Redemption Date. The selection of Units for redemption shall include such number of each class or series of Units as shall be determined by the affirmative vote of the holders of a majority of Units held by the Schedule I Members; provided that a pro rata amount of each class or series of Units so selected shall be redeemed from each Schedule I Member based on such Schedule I Member’s ownership percentage of such Units; provided further that in the event that the Company makes an affirmative election to be treated as a corporation for Federal income tax purposes or the Company is converted to a corporation under Delaware (or other state) law, whether by operation of law, merger or otherwise, then no Preferred Units (or preferred stock into which such Preferred Units are converted or for which such Preferred Units are exchanged) may be selected for redemption until the date that is twenty years and one day past the date of the resulting issuance of the preferred stock of the resulting corporation or the date of the deemed or actual conversion (or exchange) of the Preferred Units into (or for) preferred stock of the resulting corporation, whichever is applicable. The portion of the Overfund to which each Schedule I Member is entitled shall be delivered to the Schedule I Member at the Schedule I Member’s address as the same appears on the books of the Company. On and after the Overfund Redemption Date, all dividends, if any, on the Preferred Units so called for redemption shall cease to accrue, and, notwithstanding that any certificate for Units is not surrendered for cancellation, the Units represented thereby shall no longer be deemed outstanding and all rights of the holders thereof of the Company shall cease and terminate.

(c) Notwithstanding anything to the contrary set forth herein, the amounts paid to each Schedule I Member under this Section 2.12 shall not be in excess of the positive balance in the capital account of such Member (after taking into account any allocation of income, gain, loss or deductions pursuant to Article IV of this Agreement).

(d) As used herein, the following terms shall have the following meanings:

(i) “Overfund“ means $100,000,000.

(ii) “Overfund Redemption“ means a redemption in accordance with this Section 2.12.

(iii) “Overfund Redemption Date“ means the date of any Overfund Redemption hereunder.

2.13. Non-Consummation Redemptions.

(a) If the closing of the Business Transfer Agreement shall not have occurred on or before October 31, 2004, the Company shall redeem all of the Units held by each Schedule I Member, from funds legally available therefor and in the manner provided in this Section 2.13, for an amount equal to the amount such Member would receive upon a liquidation of the Company pursuant to Section 11.2 (the “Non-Consummation Redemption Price“) as of the Non-Consummation Redemption Date (defined below). The Non-Consummation Redemption Price shall be applied as follows: (i) first, to the Series A Preferred Units at a purchase price per Unit equal to the Series A Original Issue Price of such Unit or the total Non-Consummation Redemption Price divided by the number of Series A Preferred Units held by the Member, whichever is less; (ii) second, to the Series B Preferred Units at a purchase price per Unit equal to the Series B Original Issue Price or the portion of the Non-Consummation Redemption Price remaining after applying clause (i) divided by the number of Series B Preferred Units held by the Member, whichever is less; (iii) third, to the Common Units at a price per Unit equal to the portion of the Non-Consummation Redemption Price remaining after applying clauses (i) and (ii) divided by the number of Common Units held by the Member. If the closing of the Business Transfer Agreement shall not have occurred on or before October 31, 2004, the Repurchase shall take place as soon as reasonably practicable thereafter (the “Non-Consummation Redemption Date“) and, not withstanding anything herein to the contrary, any accrued dividends, whether or not earned or declared, (including any Additional Dividends) on the Series A Preferred Units and Series B Preferred Units shall be cancelled and shall not be payable.

(b) The Non-Consummation Redemption Price to which each Schedule I Member is entitled shall be delivered to the Schedule I Member at the Schedule I Member’s address as the same appears on the books of the Company. On and after the Non-Consummation Redemption Date, all dividends, if any, on the Preferred Units so called for redemption shall cease to accrue, and, notwithstanding that any certificate for Units is not surrendered for cancellation, the Units represented thereby shall no longer be deemed outstanding and all rights of the holders thereof of the Company shall cease and terminate.

(c) Notwithstanding anything to the contrary set forth herein, the amounts paid to each Schedule I Member under this Section 2.13 shall not be in excess of the positive balance in the capital account of such Member (after taking into account any allocation of income, gain, loss or deductions pursuant to Article IV of this Agreement).

ARTICLE III

CAPITAL CONTRIBUTIONS

3.1. Contributions.

(a) General. Each Member shall make or shall have made a Capital Contribution as provided for in this Article III. As used herein, “Capital Contribution“ means any contribution by a Member to the capital of the Company; provided that upon the admission of a new Member after the date hereof, the Capital Contribution of each Member shall be deemed equal to the capital account of such Member as revalued pursuant to this Agreement. The Company may, in its discretion, issue certificates to the Members representing the Membership Interests held by each Member.

(b) Initial Contributions.

(i) Formation. The Company was formed on November 26, 2003 as a limited liability company having only one member, Citigroup Venture Capital Equity Partners, L.P., a Delaware limited partnership (“CVC Equity Fund“).

(ii) Contributions on September 10, 2004. On September 10, 2004, CVC Equity Fund and Francisco Partners, L.P., a Delaware limited partnership (“FP LP“), each contributed $1.00 to the Company in exchange for 1 Common Unit and CVC Capital Partners Asia Pacific L.P., a Cayman Islands limited partnership, contributed all of the capital stock of MagnaChip Semiconductor S. à r.l. to the Company in exchange for 60,820 Common Units.

(iii) Contributions as of September 14, 2004. On September 14, 2004, FP contributed $260,000 to the Company in exchange for 260,000 Common Units.

(iv) Contributions as of the date hereof. On the date hereof, the Persons listed on Exhibit A hereto have made the contributions to the Company in exchange for the Units, in each case as set forth, together with the contributions made and Units issued on September 10, 2004 and September 14, 2004 as described in the preceding clauses (ii) and (iii), on Exhibit A hereto opposite their respective names.

3.2. Additional Capital Contributions and Return of Contributions. No Member shall be required to make any additional Capital Contributions to the Company or to restore any deficit in such Member’s capital account. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its capital account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member.

3.3. Advances by Members. With the consent of the Board of Directors and to the extent permitted by the Securityholders Agreements, if any, any Member may advance funds to or on behalf of the Company on terms approved by the Board of Directors. An advance described in this Section 3.3 constitutes a loan from the Member to the Company, and is not a Capital Contribution.

3.4. Capital Account.

(a) A capital account shall be established and maintained for each Member. Such capital accounts shall be subject to revaluation in accordance with Reg. §1.704-1(b)(2)(iv)(f) at such time as the Board of Directors shall determine.

(b) Each Member’s capital account:

(i) shall be increased by: (A) the amount of money contributed by that Member to the Company, (B) the fair market value of property contributed by that

Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (C) allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Reg. § 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Reg. § 1.704-1(b)(4)(i), and

(ii) shall be decreased by (A) the amount of money distributed to that Member by the Company, (B) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code), (C) allocations to that Member of expenditures of the Company described in Section 705(a)(2)(B) of the Code, and (D) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Reg. § 1.704-1(b)(2)(iv)(g), but excluding items described in clause (b)(ii)(C) above and loss or deduction described in Reg. § 1.704-1(b)(4)(i) or § 1.704-1(b)(4)(iii). As used herein, “Code“ means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time, and “Reg.” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations). U.S. taxes withheld on behalf of a Member shall be considered a distribution to such Member.

(c) The Members’ capital accounts also shall be maintained and adjusted as permitted by the provisions of Reg. § 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Reg. §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Reg. § 1.704-l(b)(2)(iv)(g).

(d) A Member that has more than one Membership Interest shall have a single capital account that reflects all its Membership Interests, regardless of the class of Membership Interests owned by that Member and regardless of the time or manner in which those Membership Interests were acquired; provided that, to the extent that separate capital accounts need to be maintained pursuant to this Agreement for purposes of either allocating income, gain, loss or deduction pursuant to Article IV of this Agreement between holders of Common Units, Series A Preferred Units and Series B Preferred Units or making distributions to the holders of Common Units, the holders of Series A Preferred Units and the holders of Series B Preferred Units pursuant to the terms of this Agreement, then separate accounts shall be maintained with the capital account associated with the Series B Preferred Units being called the “Series B Preferred Unit Capital Account,” with the capital account associated with the Series A Preferred Units being called the “Series A Preferred Unit Capital Account“ and the capital account associated with the Common Units being called the “Common Unit Capital Account.”

(e) On the transfer of all or part of a Membership Interest, the capital account of the transferor that is attributable to the transferred Membership Interest or part thereof shall carry over to the transferee Member in accordance with the provisions of Reg. § 1.704-1(b)(2)(iv)(1).

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

4.1. Allocations

(a) Profits. After giving effect to any special allocations set forth in this Section 4.1, all items of income and gain of the Company for any fiscal year (or portion thereof) shall be allocated:

(i) first, to each Member, if any, with a negative capital account balance, in proportion to such negative balances, until any such negative balances have been eliminated;

(ii) second, if there shall have occurred in such fiscal year (or portion thereof) a redemption of all or a portion of the then outstanding Series A Preferred Units, Series B Preferred Units and Common Units pursuant to Section 2.13 of this Agreement then one hundred percent (100%) to the holders of such Series A Preferred Units, Series B Preferred Units and Common Units so redeemed until the capital account balances of such holders, as determined prior to such redemption (but after taking into account any allocations to be made under this Section 4.1 including, but not limited to, this subsection (ii)), shall be equal to the sum of (A) the amount paid to such holders in redemption of such Units and (B) the amount that would be paid to such holders at that time if the balance of the Units held by such holders would have been redeemed in full at that time;

(iii) third, if there shall have occurred in such fiscal year (or portion thereof) a redemption of a portion of the then outstanding Series A Preferred Units, Series B Preferred Units and Common Units pursuant to Section 2.12 of this Agreement then one hundred percent (100%) to the holders of such Series A Preferred Units, Series B Preferred Units and Common Units so redeemed until the capital account balances of such holders, as determined prior to such redemption (but after taking into account any allocations to be made under this Section 4.1 including, but not limited to, this subsection (iii)), shall be equal to the sum of (A) the amount paid to such holders in redemption of such Units and (B) the amount that would be paid to such holders at that time if the balance of the Units held by such holders would have been redeemed in full at that time;

(iv) fourth, if there shall have occurred in such fiscal year (or portion thereof) a redemption of a portion of the then outstanding Series A Preferred Units, Series B Preferred Units and Common Units pursuant to Section 2.11 of this Agreement then one hundred percent (100%) to the holders of such Series A Preferred Units, Series B Preferred Units and Common Units so redeemed until the capital account balances of such holders, as determined prior to such redemption (but after taking into account any allocations to be made under this

Section 4.1 including, but not limited to, this subsection (iv)), shall be equal to the sum of (A) the amount paid to such holders in redemption of such Units and (B) the amount that would be paid to such holders at that time if the balance of the Units held by such holders would have been redeemed in full at that time;

(v) fifth, if there shall have occurred in such fiscal year (or portion thereof) a redemption of all of the then outstanding Series A Preferred Units pursuant to Section 2.5(c) of this Agreement then one hundred percent (100%) to the holders of Series A Preferred Units until the Series A Preferred Unit Capital Account balances of such holders, as determined prior to such redemption (but after taking into account any allocations to be made under this Section 4.1 including, but not limited to, this subsection (v)), shall be equal to the amount paid in redemption of such Units;

(vi) sixth, if there shall have occurred in such fiscal year (or portion thereof) a redemption of a portion of the then outstanding Series A Preferred Units pursuant to Section 2.5(c) of this Agreement then one hundred percent (100%) to the holders of Series A Preferred Units until the Series A Preferred Unit Capital Account balances of such holders, as determined prior to such redemption (but after taking into account any allocations to be made under this Section 4.1 including, but not limited to, this subsection (vi)), shall be equal to the sum of (A) the amount paid to such holders in redemption of such Series A Preferred Units and (B) the amount that would be paid to such holders at that time if the balance of the Series A Preferred Units held by such holders would have been redeemed in full at that time;

(vii) seventh, if there shall have occurred in such fiscal year (or portion thereof) a distribution to holders of Series A Preferred Units pursuant to Section 4.2 of this Agreement, then one hundred percent (100%) to the holders of Series A Preferred Units until the Capital Account balances of such holders shall be equal to the amount distributed;

(viii) eighth, one hundred percent (100%) to the holders of Series A Preferred Units until the Series A Preferred Unit Capital Account balances of such holders (after taking into account any distributions to be made under this Agreement during such fiscal year (or portion thereof)) shall be equal to the amount, if any, that would be paid to such holders if the Series A Preferred Units held by such holders were to be redeemed by the Company on the last day of such fiscal year;

(ix) ninth, if there shall have occurred in such fiscal year (or portion thereof) a redemption of all of the then outstanding Series B Preferred Units pursuant to Section 2.6(c) of this Agreement then one hundred percent (100%) to the holders of Series B Preferred Units until the Series B Preferred Unit Capital Account balances of such holders, as determined prior to such redemption (but after taking into account any allocations to be made under this Section 4.1 including, but not limited to, this subsection (ix)), shall be equal to the amount paid in redemption of such Units;

(x) tenth, if there shall have occurred in such fiscal year (or portion thereof) a redemption of a portion of the then outstanding Series B Preferred Units pursuant to Section 2.6(c) of this Agreement then one hundred percent (100%) to the holders of Series B Preferred Units until the Series B Preferred Unit Capital Account balances of such holders, as determined prior to such redemption (but after taking into account any allocations to be made under this Section 4.1 including, but not limited to, this subsection (x)), shall be equal to the sum of (A) the amount paid to such holders in redemption of such Series B Preferred Units and (B) the amount that would be paid to such holders at that time if the balance of the Series B Preferred Units held by such holders would have been redeemed in full at that time;

(xi) eleventh, if there shall have occurred in such fiscal year (or portion thereof) a distribution to holders of Series B Preferred Units pursuant to Section 4.2 of this Agreement, then one hundred percent (100%) to the holders of Series B Preferred Units until the Capital Account balances of such holders shall be equal to the amount distributed;

(xii) twelfth, one hundred percent (100%) to the holders of Series B Preferred Units until the Series B Preferred Unit Capital Account balances of such holders (after taking into account any distributions to be made under this Agreement during such fiscal year (or portion thereof)) shall be equal to the amount, if any, that would be paid to such holders if the Series B Preferred Units held by such holders were to be redeemed by the Company on the last day of such fiscal year;

(xiii) thirteenth, with respect to the holders of Common Units, if the positive balances in the Common Unit Capital Accounts of such Members is not in proportion to their relative Membership Interests, then to the holders of the Common Units in such manner so as to cause such positive balances (after taking into account all allocations to be made under this subsection) to be in proportion to such Membership Interests; and

(xiv) the balance, if any, to all holders of Common Units in proportion to their Membership Interests.

(b) Losses. After giving effect to any special allocations set forth in this Section 4.1, all items of loss and deduction of the Company shall be allocated:

(i) first, with respect to holders of Common Units, if the positive balances in the Common Unit Capital Accounts of such Members is not in proportion to their relative Membership Interests, then to the holders of the Common Units in such manner so as to cause such positive balances (after taking into account all allocations to be made under this subsection) to be in proportion to such Membership Interests;

(ii) second, with respect to holders of Common Units in proportion to the positive balances in their Common Unit Capital Accounts until such balances have been reduced to zero;

(iii) third, to holders of Series B Preferred Units in proportion to the positive balances in their Series B Preferred Unit Capital Accounts until such balances have been reduced to zero;

(iv) fourth, to holders of Series A Preferred Units in proportion to the positive balances in their Series A Preferred Unit Capital Accounts until such balances have been reduced to zero; and

(v) the balance, if any, to holders of Common Units in proportion to their Membership Interests.

(c) Special Allocations. The following special allocations shall be made in the following order:

(i) Limitation on Losses. The Losses allocated to any Member pursuant to Section 4.1(b) of this Agreement shall not exceed the maximum amount of Losses that can be so allocated without causing such person to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some, but not all, of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 4.1(b), the limitation set forth in this Section 4.1(c)(i) shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Losses to each Member under Reg. § 1.704-1(b)(2)(ii)(d).

(ii) Qualified Income Allocation. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Reg. §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or l.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit capital account balance of such Member as promptly as possible, provided that, an allocation pursuant to this Section 4.1(c)(ii) shall be made if and only to the extent that such Member would have a deficit capital account balance after all other allocations provided for in this Section 4.1 have been tentatively made as if this Section 4.1(c)(ii) were not in this Agreement.

(iii) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to this Agreement, if any, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that, an allocation pursuant to this Section 4.1(c)(iii) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 4.1 have been tentatively made as if this Section 4.1(c)(iii) was not in the Agreement.

(iv) Impact of Company Indebtedness. In the event that the Company incurs indebtedness in any material amount, then the allocation provisions set forth herein shall be deemed to be further modified so as to reflect inclusion of a Company and, if applicable, Member minimum gain chargeback consistent with that set forth in Reg. §§ 1.704-2(f) and (i)(4), which allocations shall be applied before application of the other special allocation provisions set forth in this Section 4.1(c).

(v) Curative Allocations. The allocations set forth in this Section 4.1(c) (the “Regulatory Allocations“) are intended to comply with certain requirements of the Treasury Regulations promulgated under Code Section 704(b). It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 4.1(c)(v). Therefore, notwithstanding any other provision of this Section 4.1 (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s capital account balance is, to the extent possible, equal to the capital account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 4.1(a) (other than Section 4.1(c)).

(d) Transfers of Units. All items of income, gain, loss, deduction and credit allocable to any Membership Interest that may have been transferred or otherwise disposed of shall be allocated between the transferor and the transferee based on the percentage of the calendar year during which each was recognized as owning that Membership Interest, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Code and the regulations thereunder.

(e) Section 704(c) Allocations. Solely for tax purposes, income, gain, loss and deduction with respect to any property contributed to the capital of the Company or for which the adjusted tax basis and book value differ shall be allocated among the Members so as to take account of any variation between adjusted tax basis and book value. The allocations provided in this Section 4.1 are intended to comply with the requirements of Section 704 of the Code and Treasury Regulations thereunder and shall be interpreted (or modified, to the extent necessary) in such manner as is consistent with such requirements, as determined by the

Company’s Tax Matters Partner (defined below). For purposes of allocations under Section 704(c) of the Code, the Company shall use the remedial allocation method, as described in Reg. § 1.704-3(d).

(f) Definitions. The following capitalized terms and phrases used in this Article IV (or otherwise in this Agreement) have the following meanings:

(i) “Adjusted Capital Account Deficit“ means, with respect to any Member, the deficit balance, if any, in such Member’s capital account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(1) Credit to such capital account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5); and

(2) Debit to such Capital Account the items described in Reg. §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Reg. § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

4.2. Distributions.

(a) Regular Distributions: The Board of Directors shall have the authority to reinvest the Company’s cash generated from operations and dispositions of assets, including the sale or other disposition of equity interests in a related company in which the Company invests directly or indirectly. Consequently, distributions to Members of the Company’s cash or other assets shall be made only at such times and in such amounts as authorized by the Board of Directors and the Board of Directors shall have no obligation or duty to distribute cash or other assets to the Members prior to the dissolution and liquidation of the Company. Distributions, if any, shall be made as follows:

(i) first, to the holders of the Series A Preferred Units, in accordance with the provisions of Section 2.5, in proportion to their Units;

(ii) second, to the holders of the Series B Preferred Units, in accordance with the provisions of Section 2.6, in proportion to their Units;

(iii) third, with respect to holders of Common Units, to all such Members with respect to their Common Units, in proportion to their respective Capital Contributions made with respect to such Common Units up to the amount of such Capital Contributions less distributions previously made to such holders pursuant to this Section 4.2(a)(iii) and

(iv) then, with respect to holders of Common Units, to all such Members in proportion to their Membership Interests.

Notwithstanding any other provision of this Agreement to the contrary, no amount shall be distributed to a Member under Section 2.5, 2.6 or 4.2 in excess of the positive balance of that Member’s Capital Account.

(b) Tax Distributions.

(i) For purposes of this Agreement, “Tax Distributions“ shall mean both Regular Tax Distributions and Additional Tax Distributions, as defined in this Section 4.2(b).

(ii) Regular Tax Distributions.

(a) Notwithstanding Section 4.2(a), with respect to each taxable period of the Company, the Company shall, to the extent of available funds, make a Regular Tax Distribution to the Members; provided, that such distribution shall be made if and to the extent that the Board of Directors determines that the distribution does not violate or breach, or constitute a termination, cancellation or acceleration of, any obligation, contract, agreement or other instrument of the Company.

(b) “Regular Tax Distribution“ means, for the applicable taxable period, an aggregate cash distribution to the Members equal to (1) the taxable income of the Company for the taxable period (exclusive of income attributable to gain allocated pursuant to Section 704(c) of the Code) multiplied by (2) an assumed tax rate equal to (A) the maximum federal income tax rate for corporations in effect for the taxable period plus (B) six percent (6%). The amount of the Regular Tax Distribution shall be determined by the Company’s independent accounting firm.

(c) The Regular Tax Distribution shall be distributed among the Members in accordance with their ownership of the Units in the same manner as provided for in Section 4.2(a), and shall be treated as advance distributions of amounts pursuant to Section 4.2(a).

(d) Subject to Section 4.2(b)(ii)(a), the Company shall make the Regular Tax Distribution, if any, for an applicable taxable period in four installments based on a reasonable estimate of the year’s anticipated taxable income exclusive of income attributable to gain allocated pursuant to Section 704(c) of the Code. Such installments shall be distributed no later than the tenth day of each of April, June, September and December of the year.

(iii) Additional Tax Distributions.

(a) Notwithstanding Section 4.2(a), with respect to each taxable period of the Company, the Company shall, to the extent of available funds, make an Additional Tax Distribution to the Members; provided, that such distribution shall be made if and to the extent that the Board of Directors determines that the distribution does not violate or breach, or constitute a termination, cancellation or acceleration of, any obligation, contract, agreement or other instrument of the Company.

(b) “Additional Tax Distribution“ means, for the applicable taxable period, the sum of the amounts determined by multiplying (x), (y) and (z) with respect to each class of Units where: (x) equals the taxable income of the Company for the taxable period attributable to gain allocated pursuant to Section 704(c) of the Code (“Section 704(c) Gain”) allocable to that class of Units; (y) equals an assumed tax rate equal to (A) the maximum federal income tax rate for corporations in effect for the taxable period plus (B) six percent (6%); and (z) equals 100% divided by the aggregate Percentage Interest of that class of Units to which the Section 704(c) Gain has been allocated. The amount of the Additional Tax Distribution shall be determined by the Company’s independent accounting firm.

(c) The Additional Tax Distribution shall be distributed among the Members in accordance with their ownership of the Units in the same manner as set forth in Section 4.2(a), and shall be treated as advance distributions of amounts distributed pursuant to Section 4.2(a).

(d) Subject to Section 4.2(b)(iii)(a), the Company shall make the Additional Tax Distribution, if any, for an applicable taxable period in four installments based on a reasonable estimate of the year’s anticipated taxable income attributable to Section 704(c) Gain. Such installments shall be distributed no later than the tenth day of each of April, June, September and December of such year.

ARTICLE V

DIRECTORS

5.1. The Board of Directors; Delegation of Authority and Duties

(a) The Members, acting through the Board of Directors, shall manage and control the business and affairs of the Company, and shall possess all rights and powers as provided in the Act and otherwise by applicable law. Except as otherwise expressly provided for herein or the Securityholders Agreements, if any, the Members hereby consent to the exercise by the Board of Directors of all such powers and rights conferred on them by the Act or otherwise by applicable law with respect to the management and control of the Company. No Member and no Director, in its capacity as such, shall have any power to act for, sign for, or do any act that would bind the Company. The Members, acting through the Board of Directors, shall devote such time and effort to the affairs of the Company as they may deem appropriate for the oversight of the management and affairs of the Company. Each Member acknowledges and agrees that no Member shall, in its capacity as a Member, be bound to devote all of such Member’s business time to the affairs of the Company, and that each Member and such Member’s affiliates do and will continue to engage for such Member’s own account and for the account of others in other business ventures. To the fullest extent permitted by applicable law, each Director shall have such rights and duties as are applicable to directors of a corporation.

(b) The Board of Directors shall have the power and authority to delegate to one or more other persons the Board of Directors’ rights and powers to manage and control the business and affairs of the Company, including delegating such rights and powers of the Board of Directors to Directors, agents and employees of the Company (including Officers). The Board of Directors may authorize any person (including, without limitation, any Member, Officer or Director) to enter into any document on behalf of the Company and perform the obligations of the Company thereunder. Notwithstanding the foregoing, the Board of Directors shall not have the power and authority to delegate any rights or powers customarily requiring the approval of the directors of a corporation and no Officer or other person shall be authorized or empowered to act on behalf of the Company in any way beyond the customary rights and powers of an officer of a corporation.

(c) It shall be the responsibility of the Board of Directors to provide advice to Officers regarding the overall operation and direction of the Company. The function of the Board of Directors shall be similar to the oversight typically provided to a corporation by its board of directors. The Officers shall, at all times, retain final responsibility for the day-to-day management, operation, and control of the Company, subject to the supervision and direction of the Board of Directors.

(d) The Board of Directors may, from time to time, designate one or more committees, each committee to consist of one or more Directors. Any such committee shall have such powers and authority as provided in the enabling resolution of the Company with respect thereto. At every meeting of any such committee, the presence of all members thereof shall constitute a quorum and the affirmative vote of a majority of all members shall be necessary for the adoption of any resolution; provided, that the Board of Directors shall have the authority to lower the number of committee members so required to constitute a quorum so long as such number is at least a majority of the total number of members, and to lower the number of committee members whose affirmative vote is so required to adopt a resolution so long as such number is at least a majority of the committee members present at any meeting at which a quorum is present. The Board of Directors may dissolve any committee at any time, unless otherwise provided in this Agreement.

(e) The Directors shall not be obligated and shall not be expected to devote all of their time or business efforts to the affairs of the Company.

(f) A Director shall, in the performance of such Director’s duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Company’s Officers or employees or committees of the Board of Directors, or by any other person as to matters the Director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

5.2. Establishment of Board of Directors; Term of Office. Subject to the applicable provisions of any Securityholders Agreement, the Board of Directors shall have the authority to fix the authorized number of Directors on the Board of Directors from time to time. The authorized number of Directors on the Board of Directors shall initially be three, one of whom shall be designated by CVC Equity Fund, one of whom shall be designated by FP LP and one of whom shall be designated by CVC Capital Partners Asia II Limited, a Jersey company. Once elected by the Members pursuant to this Section 5.2 and the Securityholders Agreements, if any, a Director shall continue in office until the removal of such Director in accordance with the provisions of this Agreement and the Securityholders Agreements, if any, or until the earlier death or resignation of such Director. Any Director may resign at any time by giving written notice of such Director’s resignation to the Board of Directors. Any such resignation shall take effect at the time the Board of Directors receives such notice or at any later effective time specified in such notice. Unless otherwise specified in such notice, the acceptance by the Board of Directors of such Director’s resignation shall not be necessary to make such resignation effective. Notwithstanding anything herein or at law to the contrary but subject to the applicable provisions of any Securityholders Agreement, any Director may be removed at any time with or without cause by the vote of a majority of the Units then entitled to vote at an election of Directors.

5.3. Meetings of the Board of Directors

(a) The Board of Directors shall meet on a regular basis, not less than annually, at such time and at such place as the Board of Directors may designate. Special meetings of the Board of Directors shall be held at the request of a majority of the Directors upon at least five (5) days (if the meeting is to be held in person) or two (2) days (if the meeting is to be held telephonically) oral or written notice to the Directors. Each such special meeting shall be held at such time and at such place as is designated in the notice of the meeting. Any Director may waive the requirement of such notice as to such Director by participation in such meeting other than for purposes of objecting to such meeting. Any meeting of the Board of Directors may be held in person or by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and any Director may participate in any such meeting by means of any of the foregoing notwithstanding the means of participation by any other Director. The Directors shall use their commercially reasonable efforts to hold meetings at such times and places as permit all Directors to participate.

(b) To the extent not inconsistent with this Agreement or the Act, the procedures and rights governing the Board of Directors shall be as provided to the board of a corporation under the Delaware General Corporation Law.

5.4. Quorum; Voting

(a) Unless otherwise required by applicable law or provided in the Certificate, this Agreement, a quorum of the Board of Directors shall consist of a majority of the total number of directors, which such majority shall include a majority of the designees of the CVC US Designator (as defined in the Second Amended and Restated Securityholders’ Agreement dated as of October 6, 2004, the “Amended and Restated Securityholders’ Agreement”) and a majority of the designees of the FP Designator (as defined in the Amended and Restated Securityholders’ Agreement), provided that the CVC US Designator and the FP Designator together shall have the right at any time to increase the number of directors necessary to constitute such quorum; and provided further, that in the event that either of the CVC US Designator or the FP Designator, has the right to designate fewer than three directors pursuant to Section 2.01 of the Amended and Restated Securityholders’ Agreement, a quorum shall exist if at least one director designated by such Person is present.

(b) Except as otherwise provided in the Certificate, this Agreement or pursuant to applicable law, all actions of the Board of Directors shall require (i) the affirmative vote of at least a majority of the directors present at a duly convened meeting of the Board of Directors at which a quorum is present or (ii) the unanimous written consent of the Board of Directors, provided that, in the event that there is a vacancy on the Board of Directors and an individual has been nominated to fill such vacancy, the first order of business shall be to fill such vacancy.

(c) The Board of Directors may create executive, compensation, audit and such other committees as it may determine. The Institutional Securityholders (as defined in the Amended and Restated Securityholders’ Agreement) together shall be entitled to majority representation on any committee created by the Board, half of which such majority representation shall consist of a director or directors designated by the CVC US Designator and half of which such majority representation shall consist of a director or directors designated by the FP Designator. The CVC Asia Pacific Investors (as defined in the Amended and Restated Securityholders’ Agreement) or their permitted transferees shall be entitled to minority representation on each committee created by the Board of Directors. Each Securityholder (as defined in the Amended and Restated Securityholders’ Agreement) entitled to vote for the election of the chairman of any committee (in its capacity as a Securityholder, director of the Board, member of a committee, or otherwise) created by the Board of Directors agrees that it will take all necessary action to ensure that the chairman of such committee is a director designated by the CVC US Designator or the FP Designator in accordance with Section 2.01 of the Amended and Restated Securityholders’ Agreement.

5.5. Action by Written Consent. Any action which could be taken by the Board of Directors at a meeting may be taken by the Board of Directors, without a meeting, without prior notice and without a vote, if all of the Directors execute a consent or consents in writing setting forth the action so taken. Any written consent may be executed and ascribed to by facsimile or similar electronic means.

5.6. Payments to Directors; Reimbursements. Except as otherwise determined by the Board of Directors (by the vote or written consent of a majority of the votes of the disinterested Directors then in office), no Director shall be entitled to remuneration by the Company for services rendered in his or her capacity as a Director (other than for reimbursement of reasonable out-of-pocket expenses of such Director). All Directors will be entitled to reimbursement of their reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors meetings.

5.7. Interested Party Transactions.

(a) Subject to the applicable provisions of any Securityholders Agreement, no contract or transaction between the Company and one or more of its Directors or Officers, or between the Company and any other corporation, partnership, association or other organization in which one or more of its Directors or Officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or Officer is present at or participates in the meeting of the Board of Directors or committee which authorizes the contract or transaction, or solely because any such Director’s or Officer’s votes are counted for such purpose, if

(i) the material facts as to the Director’s or Officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or

(ii) the contract or transaction is fair from a financial point of view as to the Company as of the time it is authorized, approved or ratified, by the disinterested Directors or Members.

(b) Interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE VI

OFFICERS

6.1. Designation and Appointment. The Board of Directors may, from time to time, employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board of Directors), including employees, agents and other persons (any of whom may be a Member or Director) who may be designated as Officers of the Company (“Officers“), with titles including but not limited to “chief executive officer,” “president,” vice president,” “treasurer,” “secretary,” “general counsel,” “director” and “chief financial officer,” as and to the extent authorized by the Board of Directors. Any number of offices may be held by the same person. In the Board of Directors’ discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any Officer so designated shall have such authority and perform such duties as is customary for an officer of such type for a corporation or as the Board of Directors may, from time to time, delegate to such Officer. The Board of Directors may assign titles to particular Officers. Each Officer shall hold office until his or her successor shall be duly designated and shall have qualified as an Officer or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Board of Directors.

6.2. Resignation and Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board of Directors. The acceptance by the Board of Directors of a resignation of any Officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation. Any Officer may be removed as such, either with or without cause, at any time by the Board of Directors. Designation of any person as an Officer by the Board of Directors pursuant to the provisions of Section 6.1 shall not in and of itself vest in such person any contractual or employment rights with respect to the Company.

6.3. Duties of Officers Generally. The Officers, in the performance of their duties as such, shall (i) owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware, and (ii) keep the Board of Directors reasonably apprised of material developments in the business of the Company.

6.4. President. The president of the Company shall, subject to the powers of the Board of Directors, have general and active management of the business of the Company, and shall see that all orders and resolutions of the Board of Directors are effectuated. The president of the Company shall have such other powers and perform such other duties as may be prescribed by the Board of Directors.

6.5. Vice President(s). The vice president(s) of the Company shall perform such duties and have such other powers as the president of the Company or the Board of Directors may from time to time prescribe. A vice president may be designated as an executive vice president, a senior vice president, an assistant vice president, or a vice president with a functional title.

6.6. Secretary. The secretary of the Company shall attend all meetings of the Board of Directors, record all the proceedings of the meetings and perform similar duties for the committees of the Board of Directors when required by the Board of Directors. The secretary of the Company shall keep all documents as may be required under the Act. The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the President of the Company or the Board of Directors. The secretary of the Company shall have the general duties, powers and responsibilities of a secretary of a corporation. If the Board of Directors chooses to appoint an assistant secretary or assistant secretaries, the assistant secretaries, in the order of seniority, shall in the Company secretary’s absence, disability or inability to act, perform the duties and exercise the powers of the secretary of the Company, and shall perform such other duties as the President of the Company or the Board of Directors may from time to time prescribe.

ARTICLE VII

MEETINGS OF MEMBERS

7.1. Meetings of Members

(a) All meetings of the Members shall be held at the principal place of business of the Company or at such other place within or without the State of Delaware as shall be specified or fixed in the notices (or waivers of notice thereof). Except as otherwise required by law or as otherwise provided herein or in the Securityholders Agreements, if any, only holders of Common Units shall be entitled to notice of, to attend and to vote at meetings of the Members.

(b) An annual meeting of the Members shall be held for the purpose of election of the Directors and for the transaction of such other business as may properly come before the meeting. Any meeting of Members shall be held on such date and at such time as the Board of Directors shall fix and set forth in the notice of the meeting.

(c) Special meetings of the Members for any proper purpose or purposes may be called at any time by the Board of Directors or upon the request of a Required Interest (defined below). Only business within the purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a special meeting of the Members. As used herein, “Required Interest“ means one or more Members owning among them more than 50% of the then outstanding Common Units.

(d) All meetings of the Members shall be presided over by the chairman of the meeting, who shall be a Director designated by a majority of the Board of Directors. The chairman of any meeting of Members shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order.

7.2. Notice. Written notice stating the place, day and hour of any meeting of the Members and, with respect to a special meeting of the Members, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of such meeting by or at the direction of the Directors or person calling the meeting, to each Member entitled to vote at such meeting.

7.3. Quorum; Voting

(a) Except as otherwise provided in the Certificate or this Agreement or required by applicable law, a quorum shall be present at a meeting of Members if the holders of a Required Interest are represented at the meeting in person or by proxy.

(b) A Member may vote either in person or by proxy executed in writing by the Member. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable. Except as otherwise provided in the Certificate or this Agreement or required by applicable law, with respect to any matter, the affirmative vote of a Required Interest at a meeting of Members at which a quorum is present shall be the act of the Members.

7.4. Action by Written Consent. Any action which could be taken by the Members at an annual or special meeting of Members may be taken by the Members, without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken is signed by the holders of a Required Interest (or holders of such higher aggregate percentage of Membership Interest as is required to authorize or take such action under the terms of the Certificate, this Agreement, the Securityholders Agreements, if any, or applicable law). Any such written consent may be executed and ascribed to by facsimile or similar electronic means.

7.5. Record Date. The Board of Directors may fix a record date for purposes of determining Members entitled to notice of or vote at a meeting of Members (including any adjournment thereof), Members entitled to consent to action by written consent, and Members entitled to receive payment of any dividend or other distribution or allotment of any rights, which such record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which such record date shall not be more than sixty nor less than ten days before the date of such meeting, consent or payment.

7.6. Adjournment. The chairman of the meeting or the holders of a Required Interest shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If such meeting is adjourned by the Members, such time and place shall be determined by a vote of the holders of a Required Interest and no notice of the adjourned meeting need be given if such time and place are announced at the meeting at which the adjournment is taken. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

7.7. Conversion. Subject to the applicable provisions of any Securityholders Agreement, the Company may convert to a corporation, business trust or association, a general partnership or a limited partnership, provided that such conversion is approved by the Board of Directors and authorized by the affirmative vote of the Required Interest taken at a special meeting of Members duly called for purposes of considering such conversion. Notwithstanding any other provision of this Agreement or any Securityholders Agreement, upon the conversion of the Company into a corporation, whether by operation of law, merger, or otherwise, or upon an exchange of the Common Units, Series A Preferred Units or Series B Preferred Units for shares of a corporation, any equity securities received by the holders of such Units in consideration for such Units shall be limited to stock which is not treated as preferred stock for U.S. Federal income tax purposes (and, if the conversion is by reason of the Company’s affirmative election to be treated as a corporation for U.S. Federal income tax purposes, the Series A Preferred Units and Series B Preferred Units will be converted into Common Interests prior to the effective date of such election or otherwise amended in such a manner that none of the equity securities of the converted entity received by the holders of such Units for such Units would be treated as preferred stock for U.S. Federal income tax purposes).

7.8. Merger and Consolidation. Subject to the applicable provisions of any Securityholders Agreement, pursuant to an agreement of merger or consolidation, the Company may merge or consolidate with or into one or more limited liability companies or one or more other business entities (as defined in the Act) provided that such merger or consolidation is approved the Board of Directors and authorized by the affirmative vote of the Required Interest taken at a special meeting of Members duly called for purposes of considering such merger or consolidation.

7.9. Sale of Assets. Subject to the applicable provisions of any Securityholders Agreement, the Company may sell, lease or exchange all or substantially all of its property and assets upon such terms and conditions and for such consideration as the Board of Directors deems expedient and for the best interests of the Company, provided that such sale, lease or exchanges is approved by the Board of Directors and authorized by a resolution adopted by the Required Interest at a special meeting duly called for purposes of considering such sale, lease or exchange.

ARTICLE VIII

INDEMNIFICATION

8.1. Right to Indemnification. The Company shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding“), by reason of the fact that such person is or was a Director or Officer of the Company or a director or officer of a constituent Person in a consolidation or merger, or is or was serving at the request of the Company or a constituent Person absorbed in a consolidation or merger, as a director or officer of another Person, or is or was a Director or Officer of the Company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or other enterprise, against expenses (including attorneys’ fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such Proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed Proceeding by or in the right of the Company, except to the extent that such indemnification is prohibited by applicable law.

8.2. Advance of Expenses. Expenses incurred by a Director or Officer of the Company in defending a Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding subject to the provisions of any applicable law.

8.3. Procedure for Determining Permissibility. To determine whether any indemnification or advance of expenses under this Article VIII is permissible, the Board of Directors by a majority vote of a quorum consisting of Directors not parties to such Proceeding may, and on request of any person seeking indemnification or advance of expenses shall be required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested Directors so directs, provided that, if there has been a change in control of the Company between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses and the time such claim is made, at the option of the person seeking indemnification or advance of expenses, the permissibility of indemnification or advance of expenses shall be determined by independent legal counsel. The reasonable expenses of any Director or Officer in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Company. No Member shall be obligated to make a Capital Contribution to satisfy any indemnification claim.

8.4. Contractual Obligation. The obligations of the Company to indemnify a Member, Director or Officer under this Article VIII, including the duty to advance expenses, shall be considered a contract between the Company and such Director or Officer, and no modification or repeal of any provision of this Article VIII shall affect, to the detriment of the Director or Officer, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.

8.5. Indemnification Not Exclusive; Inuring of Benefit. The indemnification and advance of expenses provided by this Article VIII shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statute, provision of the Certificate, agreement, vote of Members or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

8.6. Insurance and Other Indemnification. The Board of Directors shall have the power to (i) authorize the Company to purchase and maintain, at the Company’s expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has not been prohibited by statute, (ii) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations, and (iii) give other indemnification to the extent permitted by statute.

ARTICLE IX

TAXES

9.1. Tax Returns. The Board of Directors shall cause the Company to prepare and file all necessary U.S. Federal, state, local and foreign tax returns for the Company including making the elections described in Section 9.2. Each Member shall furnish to the Company all pertinent information (including without limitation form W-8BEN, W-8ECI or W-8EXP, as applicable) in its possession relating to Company operations that is necessary to enable the Company’s tax returns to be prepared and filed. Such tax returns will duly reflect the allocation of income, gain, loss and deduction set forth in Article IV of this Agreement.

9.2. Tax Elections. To the extent permitted by applicable tax law, the Company shall make the following elections on the appropriate tax returns:

(a) to adopt the fiscal year ending December 31 as the Company’s taxable year pursuant to Section 444 of the Code (and the Company shall make the “required payments” pursuant to Section 7519 of the Code in connection with such election); and

(b) to adopt the accrual method of accounting and to keep the Company’s books and records on the accrual basis method.

Neither the Company nor any Director or Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election. The Company will cause its subsidiaries to timely make all appropriate “disregarded entity” elections on IRS Form 8832.

9.3. Tax Allocations and Reports. The Company shall take reasonable efforts so that within three calendar months after the end of each fiscal year, the Board of Directors shall cause the Company to furnish each Member an Internal Revenue Service Form K-1, Form 5471 and any similar form required for the filing of state or local income tax returns for such Member for such fiscal year, which forms will duly reflect the allocation of income, gain, loss and deduction set forth in Article IV of this Agreement. Upon the written request of any such Member and at the expense of such Member, the Company will use reasonable efforts to deliver or cause to be delivered any additional information necessary for the preparation of any federal, state, local and foreign income tax return which must be filed by such Member.

(a) The Tax Matters Partner will determine whether to make or revoke any available election pursuant to the Code. Each Member will, upon request, supply the information necessary to give proper effect to any such election.

(b) The Board of Directors shall designate a Member to act as the “Tax Matters Partner“ (as defined in Section 6231(a)(7) of the Code) in accordance with Sections 6221 through 6233 of the Code. Upon such designation, the Tax Matters Partner shall be authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith; provided that, the Tax Matters Partner may be removed and replaced by, and shall act in such capacity at the direction of, the Board of Directors. Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings. Subject to the foregoing proviso, the Tax Matters Partner will have reasonable discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Member, and if paid by the Company, will be recoverable from such Member (including by offset against distributions otherwise payable to such Member). Each Director will be provided with a copy of all tax returns filed by the Company and the Tax Matters Partner will consult with and keep the Board of Directors fully informed about the status of all material tax examinations, controversies and proceedings.

9.4. Partnership for U.S. Federal Tax Purposes. Prior to the effective time of an affirmative election for the Company to be treated as a corporation for U.S. Federal income tax purposes or prior to the time the Company is converted to a corporation under Delaware (or other state) law, whether by operation of law, merger, or otherwise (a) for U.S. Federal tax purposes the parties agree to treat the Company as a partnership and to treat all Units as interests in such partnership and no party shall take any position inconsistent with this characterization in any tax return or otherwise, (b) the Company shall not engage in, and shall not invest in any partnership or entity treated as a disregarded entity for U.S. Federal income tax purposes which engages in any activities which constitute the conduct of a trade or business within the meaning of Section 864(b) of the Code or would otherwise require organizations exempt from U.S. Federal income tax under Sections 401(a) or 501(c) of the Code to recognize unrelated business taxable income as defined under Section 512 of the Code, and (c) the Company shall not take any action that would cause an organization exempt from U.S. Federal income tax under Section 401(a) or 501(c) of the Code to incur unrelated debt financed income as defined in Section 514 of the Code.

ARTICLE X

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

10.1. Books. The Company shall maintain complete and accurate books of account of the Company’s affairs at the Company’s principal office, which books shall be open to inspection by any Member (or its authorized representative) to the extent required by the Act.

10.2. Company Funds. Except as specifically provided in this Agreement or with the approval of the Board of Directors, the Company shall not pay to or use for, the benefit of any Member (except in any Member’s capacity as a Director, employee or independent contractor of the Company), funds, assets, credit, or other resources of any kind or description of the Company. Funds of the Company shall (i) be deposited only in the accounts of the Company in the Company’s name, (ii) not be commingled with funds of any Member, and (iii) be withdrawn only upon such signature or signatures as may be designated in writing from time to time by the Board of Directors.

ARTICLE XI

DISSOLUTION, LIQUIDATION, AND TERMINATION

11.1. Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a) the decision of the Board of Directors to dissolve and liquidate the Company;

(b) the written consent of Members owning a majority of the Common Units; and

(c) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

The Company shall not be dissolved by the admission of Members in accordance with the terms of this Agreement. The death, insanity, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of an event that terminates the continued membership of a Member in the Company, shall not cause the Company to be dissolved and its affairs wound up so long as the Company at all times has at least one Member. Upon the occurrence of any such event, the business of the Company shall be continued without dissolution.

11.2. Liquidation and Termination

(a) On dissolution of the Company, the Directors who have not wrongfully dissolved the Company shall act as liquidator or may appoint one or more Members as liquidator. The liquidator shall wind up the affairs of the Company as provided in the Act and shall have all the powers set forth in the Act. The costs of liquidation shall be a Company expense.

(b) Upon the winding up of the Company, the assets of the Company shall first be distributed to creditors, including Members and Directors who are creditors, to the extent otherwise permitted by applicable law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made.

(c) Any assets remaining after the Company’s liabilities and obligations have been paid (or reasonable provision for the payment thereof has been made) shall be distributed to the Members in accordance with the positive capital account balances of the Members, as determined after taking into account all capital account adjustments for the Company’s taxable year during which such liquidation occurs (other than those made as a result of this Section), by the end of such taxable year or, if later, within 90 days after the date of such liquidation, except as permitted by Reg. § 1.704-1(b)(2)(ii)(b).

(d) If, at the discretion of the Board of Directors, any assets of the Company are distributed in-kind to the Members, such assets shall be valued on the basis of the fair market value thereof as determined by the Board of Directors in their reasonable discretion on the date of distribution. Without limiting the Board of Directors’ discretion to make such a valuation or requiring that any such appraisal be made, the valuation of any asset by the Board of Directors on the basis of the determination of its fair market value by an independent appraiser shall be deemed to be a reasonable value for such asset and a reasonable exercise of such discretion. Upon any such in-kind distribution to a Member, the capital accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss or deduction inherent in such property (that has not previously been reflected in the Members’ capital accounts) would be allocated among the Members if there had been a taxable disposition of such property at its fair market value on the date of distribution. The capital accounts of the Members receiving a distribution in-kind shall then be reduced by the fair market value of the property distribution.

(e) Nothing in this Article XI shall be construed to extend the time period prescribed under Section 11.2(c) above and Reg. § 1.704-1(b)(2)(ii)(b) for making liquidating distributions of the Company’s assets. If the liquidator deems it impracticable to cause the Company to make distributions of the liquidating proceeds to the Members within the time period described under Reg. § 1.704-l(b)(2)(ii)(b), the liquidator may make any arrangement that is considered for federal income tax purposes to effectuate liquidating distributions of all of the Company’s assets to the Members within the time period prescribed in such regulation and that will permit the sale of the non-cash assets considered so distributed in a manner that gives effect, to the extent possible, to the intent of the preceding provisions of this Article XI.

11.3. Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, upon dissolution of the Company, the deficit, if any, in the capital account of any Member, including any deficit that results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation) or distributions of assets pursuant to this Agreement to all Members, shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s capital account to zero.

11.4. Certificate of Cancellation. On the completion of the winding up of the Company following its dissolution, the Company is terminated, and the Board of Directors (or such other person or persons as the Act may require or permit) shall file a Certificate of Cancellation with the Office of the Secretary of State of the State of Delaware, and cancel any other filings made pursuant to Section 1.5.

ARTICLE XII

GENERAL PROVISIONS

12.1. Offset. Whenever the Company is to pay any sum to any Member, any amounts then due and payable from such Member to the Company may be deducted from that sum before payment.

12.2. Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be sent under this Agreement must be in writing and must be sent by registered mail, addressed to the recipient, postage paid, or by delivering that writing to the recipient in person, by internationally recognized express courier, or by facsimile transmission; and a notice, request, or consent sent under this Agreement is effective on receipt by the person to receive it. A notice, request or consent shall be deemed received when delivered if personally delivered, after a “good transmission” receipt is received, if sent via facsimile, or otherwise on the date of receipt by the recipient thereof. All notices, requests, and consents to be sent to a Member must be sent to or made at the address or facsimile number ascribed to that Member on the books of the Company or such other address or facsimile number as that Member may specify by notice to the Company and the other Members. Any notice, request, or consent to the Company must be sent to the Company at its principal office. Whenever any notice is required to be sent by law, the Certificate or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

12.3. Entire Agreement. This Agreement constitutes the entire agreement among the parties on the date hereof with respect to the subject matter hereof and supersedes all prior understandings, contracts or agreements among the parties with respect to the subject matter hereof, whether oral or written.

12.4. Effect of Waiver or Consent. The failure of a Member to insist on the strict performance of any covenant or duty required by the Agreement, or to pursue any remedy under the Agreement, shall not constitute a waiver of the breach or the remedy.

12.5. Amendment. This Agreement may be amended or modified, or any provision hereof may be waived, provided that such amendment, modification or waiver is set forth in a writing executed by (i) the Company and (ii) the Members holding a majority of the outstanding Common Units on a fully diluted basis, except (a) as provided in Sections 2.5(e) and 2.6(e) and (b) an amendment that materially and adversely affects any Member differently from any other Member shall be effective only if such Member executes such amendment. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

12.6. Binding Act. Subject to the restrictions on transfer set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.

12.7. Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the Act, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.8. Consent to Exclusive Jurisdiction. Each of the parties hereto agrees that any legal action or proceeding with respect to this Agreement or any agreement, certificate or other instrument entered into in contemplation of the transactions contemplated by this Agreement, or any matters arising out of or in connection with this Agreement or such other agreement, certificate or instrument, and any action for the enforcement of any judgment in respect thereof, shall be brought exclusively in the Chancery Court of New Castle County, Delaware or the courts of the United States of America for the District of Delaware, unless the parties to any such action or dispute mutually agree to waive this provision. By execution and delivery of this Agreement, each of the parties hereto irrevocably consents to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized express carrier or delivery service, to the applicable party at his, her or its address referred to herein. Each of the parties hereto irrevocably waives any objection which he, she or it may now or hereafter have to the laying of venue of any of the aforementioned actions or proceedings arising out of or in connection with this Agreement, or any related agreement, certificate or instrument referred to above, brought in the courts referred to above and hereby further irrevocably waives and agrees, to the fullest extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

12.9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The Members shall negotiate in good faith to replace any provision so held to be invalid or unenforceable so as to implement most effectively the transactions contemplated by such provision in accordance with the original intent of the Members signatory hereto.

12.10. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

12.11. No Third Party Benefit. The provisions hereof are solely for the benefit of the Company and its Members, Directors and Officers and are not intended to, and shall not be construed to, confer a right or benefit on any creditor of the Company or any other Person.

12.12. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

12.13. Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to Articles and Sections refer to Articles and Sections of this Agreement, and all references to Exhibits are to Exhibits attached hereto, each of which is made a part hereof for all purposes.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

CITIGROUP VENTURE CAPITAL EQUITY PARTNERS, L.P.

By:
Name:
Title:

CVC/SSB EMPLOYEE FUND, L.P.

By:
Name:
Title:

CVC EXECUTIVE FUND LLC

By:
Name:
Title:

[signature page to

Third Amended and Restated Limited Liability Company Operating Agreement of

MagnaChip Semiconductor LLC]

FRANCISCO PARTNERS, L.P.

By:
Name:
Title:

FRANCISCO PARTNERS FUND A, L.P.

By:
Name:
Title:

[signature page to

Third Amended and Restated Limited Liability Company Operating Agreement of

MagnaChip Semiconductor LLC]

CVC CAPITAL PARTNERS ASIA PACIFIC LP

By:
Name:
Title:

ASIA INVESTORS LLC

By:
Name:
Title:

CVC CAPITAL PARTNERS ASIA II LIMITED

By:
Name:
Title:

[signature page to

Third Amended and Restated Limited Liability Company Operating Agreement of

MagnaChip Semiconductor LLC]

PENINSULA INVESTMENT PTE. LTD.

By:
Name:
Title:

[signature page to

Second Amended and Restated Limited Liability Company Operating Agreement of

MagnaChip Semiconductor LLC]

CO-INVESTORS:

Clayton M. Albertson

Christopher Bloise

John Civantos

FLATBUSH AVENUE INVESTMENT PARTNERS, LLC

By:
Name:	Charles Corpening
Title:

Michael A. Delaney

Markus Ehrler

Scott Elkins

Michael S. Gollner

Ian D. Highet

Richard E. Mayberry, Jr.

[signature page to

Second Amended and Restated Limited Liability Company Operating Agreement of

MagnaChip Semiconductor LLC]

ALCHEMY, L.P.

By:
Name:
Title:

Harris Newman

BG PARTNERS LP

By:
Name:	Paul C. Schorr IV
Title:	Authorized Signatory and General Partner

BG/CVC-1

By:
Name:
Title:

Joseph M. Silvestri

SILVESTRI 2002 TRUST

By:
Name:
Title:

David Thomas

THE NATASHA FOUNDATION

By:
Name:
Title:

[signature page to

Second Amended and Restated Limited Liability Company Operating Agreement of

MagnaChip Semiconductor LLC]

Jeffrey F. Vogel

ABG INVESTMENT MANAGEMENT, LLC

By:
Name:
Title:

Maxim Kushner

Andrew S. Gesell

[signature page to

Second Amended and Restated Limited Liability Company Operating Agreement of

MagnaChip Semiconductor LLC]

COURT SQUARE CAPITAL LIMITED

By:
Name:
Title:

[signature page to

Second Amended and Restated Limited Liability Company Operating Agreement of

MagnaChip Semiconductor LLC]

MANAGEMENT INVESTORS:

Jerry Baker

Dr. Youm Huh

Robert Krakauer

Victoria Nam

[signature page to

Second Amended and Restated Limited Liability Company Operating Agreement of

MagnaChip Semiconductor LLC]

EXHIBIT A

as of December 3, 2004

MEMBERS

Member	Number of Common Units	Percentage Interest of Common Units	Number of Series A Preferred Units	Percentage Interest of Series A Preferred Units	Number of Series B Preferred Units	Percentage Interest of Series B Preferred Units	Aggregate Capital Contribution
Citigroup Venture Capital Equity Partners, L.P.	17,630,628.4200	33.91%	17,635.5640	35.21%	158,675.64680	35.21%	193,941,839.18
CVC Executive Fund LLC	156,381.7100	0.30%	156.4255	0.31%	1,407.43540	0.31%	1,720,242.57
CVC/SSB Employee Fund, L.P.	175,511.8000	0.34%	175.5609	0.35%	1,579.60610	0.35%	1,930,678.85
Francisco Partners, L.P.	16,969,892.2400	32.64%	16,974.6428	33.89%	152,729.02110	33.89%	196,624,556.08
Francisco Partners Fund A, L.P.	83,561.9200	0.16%	83.5853	0.17%	752.05730	0.17%	968,204.52
FP-MagnaChip Co-Invest, LLC	909,067.7600	1.75%	909.3223	1.82%	8,181.60990	1.82%	—
CVC Capital Partners Asia Pacific LP	3,219,903.5200	6.19%	3,220.8051	6.43%	28,979.13170	6.43%	35,419,840.33
Asia Investors LLC	1,609,951.7600	3.10%	1,610.4026	3.21%	14,489.56590	3.21%	17,709,920.17
CVC Capital Partners Asia II Limited	4,829,855.2800	9.29%	4,831.2076	9.64%	43,468.69760	9.64%	53,129,760.50
Peninsula Investment Pte. Ltd.	3,636,271.0700	6.99%	3,637.2892	7.26%	32,726.43970	7.26%	40,000,000.00
Clayton M. Albertson	2,272.6700	0.00%	2.2733	0.00%	20.45400	0.00%	25,000.00
Christopher Bloise	4,545.3400	0.01%	4.5466	0.01%	40.90810	0.01%	50,000.00
John Civantos	4,545.3400	0.01%	4.5466	0.01%	40.90810	0.01%	50,000.00
Flatbush Avenue Investment Partners, LLC	13,636.0200	0.03%	13.6398	0.03%	122.72420	0.03%	150,000.00
Michael A. Delaney	22,726.6900	0.04%	22.7331	0.05%	204.54030	0.05%	250,000.00
Markus Ehrler	4,545.3400	0.01%	4.5466	0.01%	40.90810	0.01%	50,000.00
Scott Elkins	2,272.6700	0.00%	2.2733	0.00%	20.45400	0.00%	25,000.00
Michael S. Gollner	9,090.6800	0.02%	9.0932	0.02%	81.81610	0.02%	100,000.00

EXA-1

Member	Number of Common Units	Percentage Interest of Common Units	Number of Series A Preferred Units	Percentage Interest of Series A Preferred Units	Number of Series B Preferred Units	Percentage Interest of Series B Preferred Units	Aggregate Capital Contribution
Ian D. Highet	6,818.0100	0.01%	6.8199	0.01%	61.36210	0.01%	75,000.00
Richard E. Mayberry, Jr.	9,090.6800	0.02%	9.0932	0.02%	81.81610	0.02%	100,000.00
Alchemy, L.P.	22,726.6900	0.04%	22.7331	0.05%	204.54030	0.05%	250,000.00
Harris Newman	2,272.6700	0.00%	2.2733	0.00%	20.45400	0.00%	25,000.00
BG Partners LP	29,544.7100	0.06%	29.5530	0.06%	265.90230	0.06%	325,000.00
BG/CVC-1	6,818.0100	0.01%	6.8199	0.01%	61.36210	0.01%	75,000.00
Joseph M. Silvestri	—	—	22.7331	0.05%	204.54030	0.05%	227,273.00
Silvestri 2002 Trust	22,726.6900	0.04%	—	—	—	—	22,727.00
David F. Thomas	72,725.4100	0.14%	72.7457	0.15%	654.52840	0.15%	800,000.00
The Natasha Foundation	227,266.9400	0.44%	227.3306	0.45%	2,045.40250	0.45%	2,500,000.00
Jeffrey F. Vogel	454.5400	0.00%	0.4547	0.00%	4.09080	0.00%	5,000.00
ABG Investment Management, LLC	18,181.3500	0.03%	18.1865	0.04%	163.63220	0.04%	200,000.00
Maxim Kushner	909.0700	0.00%	0.9093	0.00%	8.18160	0.00%	10,000.00
Andrew S. Gesell	4,545.3400	0.01%	4.5466	0.01%	40.90810	0.01%	50,000.00
Court Square Capital Limited	4,545.3400	0.01%	4.5466	0.01%	40.90810	0.01%	50,000.00
Co-Investor Subtotal	492,260.2000	0.95%	492.39800	0.98%	4,430.34180	0.98%	5,415,000.00

Baker Family Trust [c/o Jerry M. Baker]	136,360.1600	0.26%	136.39840	0.27%	1,227.24150	0.27%	1,500,000.00

Youm Huh	90,906.7800	0.17%	90.93220	0.18%	818.16100	0.18%	1,000,000.00

Robert & Theresa Krakauer JTWROS	54,544.0600	0.10%	54.55930	0.11%	490.89660	0.11%	600,000.00

Krakauer Family Partnership	36,362.7100	0.07%	36.37290	0.07%	327.26440	0.07%	400,000.00

Victoria Miller Nam	45,453.3800	0.09%	45.46610	0.09%	409.08050	0.09%	500,000.00

Management Purchase Subtotal	363,627.0900	0.70%	363.7289	0.0073	3,272.6440	0.0073	4,000,000.00

EXA-2

Member	Number of Common Units	Percentage Interest of Common Units	Number of Series A Preferred Units	Percentage Interest of Series A Preferred Units	Number of Series B Preferred Units	Percentage Interest of Series B Preferred Units	Aggregate Capital Contribution
Youm Huh (restricted)	1,091,595.0000	2.10%	—	—	—	—	1,091,595.00

Robert J. Krakauer (restricted)	682,247.0000	1.31%	—	—	—	—	682,247.00

Victoria Miller Nam (restricted)	136,450.0000	0.26%	—	—	—	—	136,450.00

Management Exercised Options Subtotal	1,910,292.0000	3.67%	—	—	—	—	1,910,292.00

Management Subtotal	2,273,919.0900	4.37%	363.7289	0.73%	3,272.6440	0.73%	5,910,292.00

Total	51,987,204.7700	100.00%	50,090.9322	100.00%	450,692.1973	100.00%	552,770,610.20

EXA-3

SCHEDULE I

as of December 3, 2004

SCHEDULE I MEMBERS

Member	Number of Common Units	Number of Series A Preferred Units	Number of Series B Preferred Units
Citigroup Venture Capital Equity Partners, L.P.	17,630,628.4200	17,635.56400	158,675.64680
CVC Executive Fund LLC	156,381.7100	156.42550	1,407.43540
CVC/SSB Employee Fund, L.P.	175,511.8000	175.56090	1,579.60610
Francisco Partners, L.P.	16,969,892.2400	16,974.6428	152,729.02110
Francisco Partners Fund A, L.P.	83,561.9200	83.5853	752.05730
FP-MagnaChip Co-Invest, LLC	909,067.7600	909.3223	8,181.60990
CVC Capital Partners Asia Pacific LP	3,219,903.5200	3,220.80510	28,979.13170
Asia Investors LLC	1,609,951.7600	1,610.40260	14,489.56590
CVC Capital Partners Asia II Limited	4,829,855.2800	4,831.20760	43,468.69760
Peninsula Investment Pte. Ltd.	3,636,271.0700	3,637.28920	32,726.43970
Clayton M. Albertson	2,272.6700	2.27330	20.45400
Christopher Bloise	4,545.3400	4.54660	40.90810
John Civantos	4,545.3400	4.54660	40.90810
Flatbush Avenue Investment Partners, LLC	13,636.0200	13.63980	122.72420
Michael A. Delaney	22,726.6900	22.73310	204.54030
Markus Ehrler	4,545.3400	4.54660	40.90810
Scott Elkins	2,272.6700	2.27330	20.45400
Michael S. Gollner	9,090.6800	9.09320	81.81610
Ian D. Highet	6,818.0100	6.81990	61.36210

SCI-1

Member	Number of Common Units	Number of Series A Preferred Units	Number of Series B Preferred Units
Richard E. Mayberry, Jr.	9,090.6800	9.09320	81.81610
Alchemy, L.P.	22,726.6900	22.73310	204.54030
Harris Newman	2,272.6700	2.27330	20.45400
BG Partners LP	29,544.7100	29.55300	265.90230
BG/CVC-1	6,818.0100	6.81990	61.36210
Joseph M. Silvestri	—	22.73310	204.54030
Silvestri 2002 Trust	22,726.6900	—	—
David F. Thomas	72,725.4100	72.74570	654.52840
The Natasha Foundation	227,266.9400	227.33060	2,045.40250
Jeffrey F. Vogel	454.5400	0.45470	4.09080
ABG Investment Management, LLC	18,181.3500	18.18650	163.63220
Maxim Kushner	909.0700	0.90930	8.18160
Andrew S. Gesell	4,545.3400	4.54660	40.90810
Court Square Capital Limited	4,545.3400	4.54660	40.90810
Co-Investor Subtotal	492,260.2000	492.39800	4,430.34180

Baker Family Trust [c/o Jerry M. Baker]	136,360.1600	136.39840	1,227.24150

Youm Huh	90,906.7800	90.93220	818.16100

Robert & Theresa Krakauer JTWROS	54,544.0600	54.55930	490.89660

Krakauer Family Partnership	36,362.7100	36.37290	327.26440

Victoria Miller Nam	45,453.3800	45.46610	409.08050

Management Purchase Subtotal	363,627.0900	363.7289	3,272.6440

Management Subtotal	2,273,919.0900	363.7289	3,272.6440

Total	50,076,912.7700	49,727.20330	450,692.1973

SCI-2